EQUANT N.V.

SECRETARY’S CERTIFICATE

     I, MICHAEL BERG, DO HEREBY CERTIFY THAT:

     1. I am the duly elected and qualified Company Secretary of Equant N.V., a corporation duly organized and existing under the laws of the Netherlands (the “Company”).

     2. The following Resolutions of the shareholder of the Company, are a true, correct and complete copy of the Resolutions excerpted from the minutes of an Extrodinary General Meeting of the shareholders duly called and held on 19th February 2003, at which a quorum was present and acted throughout, and such Resolutions have not been amended or otherwise changed at the date hereof:

Remuneration of the Independent Directors of the Supervisory Board (effective 1st April 2003)

An annual taxable retainer fee of U.S.$45,000 per annum to be paid in arrears. The year of reference will be from April to March. Payment will be made in April of each year. The Directors leaving their directorship in the course of the year will be paid pro rata upon their departure.

A taxable attendance fee of U.S. $2,000 per meeting. (Note: one meeting day could include the Supervisory Board Meeting and a number of boards or company committee meetings. If transcontinental travel is required the day of travel will be considered a meeting day.)

An annual taxable stock option grant equal to twice the value of the annual retainer fee. Options granted to independent directors shall remain valid for the life of the option and shall not lapse upon resignation from the Supervisory Board.

     3.  The following Resolutions of the shareholders of the Company, are a true, correct and complete copy of the Resolutions excerpted from the minutes of the Annual General Meeting of the shareholders duly called and held on 22nd April 2004, at which a quorum was present and acted throughout, and such Resolutions have not been amended or otherwise changed at the date hereof:

Remuneration of the Directors of the Supervisory Board (effective 1st April 2004)

An annual taxable retainer fee of U.S. $45,000 per annum to be paid quarterly in arrears. The year of reference will be from April 1 to March 31. Directors leaving their directorship in the course of the year will be paid pro rata upon their departure.

A taxable attendance fee of U.S. $2,000 per meeting. (Note: if more than one meeting occurs on a single day, the director will be paid for only one meeting on that day.) In addition, if transcontinental travel is required, each day(s) of travel will be considered as if it involved a meeting (U.S. $2,000) to the extent that meeting schedules require that significant portions of a day are devoted to travel.

A director will be paid a taxable fee as if a meeting occurred (U.S. $2,000) for any day in which the director spends a significant amount of time outside of the regular board and committee meetings at the request of the Company or the Supervisory Board, if the effort has been approved by the Chairperson or the independent directors acting jointly or by committee. Such requests and the amount of money paid will be reported to the Supervisory Board.

Fees to Supervisory Board directors will be paid in the currency of the country of their primary residence; payments will be converted to such currency using the average exchange rates over the period beginning five days prior to the date the director was elected to the Supervisory Board by the General Meeting and ending five days following such date. The Company's policy is to use business days in which the exchange currency markets are open.

Reasonable travel expenses will be paid promptly by the Company.

     IN WITNESS WHEREOF, I have hereunto signed my name this 7th day of May 2004.

/s/ Michael Berg

Michael Berg
Company Secretary

Exhibit 4(c)

Employment agreement

The undersigned:

1.	EQUANT N.V., established at Gatwickstraat 21-23 in (1043 GL) Amsterdam, the Netherlands, represented by Didier J. Delepine, hereinafter “the Company”;

and

2.	MR DANIEL GEORGES LOUIS MARIE CACLIN residing at 14 bis Rue Arnoux Bourg-la-Reine, 92340 Hauts-de-Seine in France, hereinafter “the Managing Director”;

Whereas:

•	The Managing Director is appointed as Managing Director of the Company by a resolution of the general meeting of shareholders dated 29 June 2001. The parties desire to set forth the terms and conditions applying to the Managing Director’s employment in this agreement.

•	The Managing Director is also an employee with Equant Telecommunications S.A. established at 190 avenue de France, 75013 Paris in France.

Declare and have agreed as follows:

1.	Date of Commencement of Employment and Position

1.1.	The Managing Director shall enter into an employment agreement with the Company in the position of managing director (in Dutch: “statutair directeur”), effective as of 1 January 2002.

1.2.	The Managing Director’s place of employment will be the office of the Company in Amsterdam. The Company will be entitled to change the place of employment after consultation with the Managing Director.

1.3.	The Managing Director shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company and in instructions determined or to be determined in a management regulation.

1.4.	The Managing Director is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Managing Director shall fully devote himself, his time and his energy to promoting the interest of the Company.

1.5.	If the Managing Director is a member of the Supervisory Board of another company within the same group (in Dutch: “q.q.- commissariaat”), he will pay the income derived therefrom to the Company, unless the Company decides otherwise. The Managing Director will not suffer any tax disadvantage.

2.	Duration of the Agreement and Notice of Termination

2.1.	This agreement is entered into for an indefinite period.

2.2.	This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Managing Director reaches the age of 65, unless the Managing Director’s pension scheme provides for a different date.

2.3.	The agreement may be terminated by either party with due observance of the statutory notice period.

2.4.	The Managing Director shall perform his duties under this agreement on a part-time basis, during approximately 4 hours a week.

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2.5.	At the termination of this agreement the Managing Director shall resign from the Supervisory Board position(s) held by him as referred to in article 1.5 of this agreement.

3.	Salary

3.1.	The Managing Director’s salary shall amount to EUR 45,600 gross per year, which shall be paid in twelve equal instalments at the end of each month (the “Base Salary”). In addition to this amount the Managing Director shall not be entitled to the payment of a holiday allowance.

3.2.	With respect to all payments to the Managing Director, the Company will make the usual withholdings for wage tax and social security premiums.

4.	Bonus

4.1.	The Company shall provide the Managing Director with the opportunity to earn an annual cash bonus for each fiscal year (the “Bonus”). The Bonus shall be based upon the Company’s achievement of reasonable performance goals established by the Chief Executive Director of the Company (the “Performance Goals”). The Performance Goals shall be proposed by the Chief Executive Director and presented to the Supervisory Board for its approval, which approval shall not be unreasonably withheld, prior to each fiscal year with respect to which the Bonus relates. The Performance Goals shall be the published financial revenue profit and EBITDA targets for the combined new company. The target bonus (the “Target Bonus”) for each year shall be equal to 70% of the Managing Director’s Base Salary and the maximum bonus which the Managing Director may receive is 140% of the Managing Director’s Base Salary. The amount of the Target Bonus that shall be payable to the Managing Director in a fiscal year depend upon the achievement of the Performance Goals as outlined in the following table. In the event that the percentage of Performance Goals achieved by the Company is between the percentages of Performance Goals achieved set forth in the table below, the Bonus Multiplier shall be linearly interpolated based upon the relative percentage of the Performance Goals achieved as set forth in the table below. For example, if the Percentage of Performance Goals achieved were to equal 85% (representing the achievement of

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Performance Goals halfway between 80% and 90%), the Bonus Multiplier would equal 0.25.

Percentage of Performance Goals Achieved
(where “x” represents performance in relation to	Bonus Multiplier applicable
Performance Goals)	to target bonus
x <= 80%	0
x = 90%	0,5
x = 110%	0,9
x => 120%	1,4

5.	Expenses

5.1.	To the extent the Company has given prior approval for such expenses, the Company shall reimburse all reasonable expenses incurred by the Managing Director in the performance of his duties upon submission of all the relevant invoices and vouchers.

6.	Holidays

6.1.	The Managing Director shall be entitled to 2 working days vacation per year. In taking vacation, the Managing Director shall duly observe the interests of the Company.

7.	Sickness

7.1.	In the event of sickness as defined in article 7:629 of the Civil Code, the Managing Director shall notify the Company as soon as possible, but nevertheless before 10:00 o’clock at the latest on the first day of sickness. The Managing Director shall observe the Company’s policy pertaining to sickness, as determined by the Company from time to time.

7.2.	In the event of sickness, the Company shall pay to the Managing Director from the first day of sickness 100% of his salary as defined in 7.1.

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article 3.1 up to a maximum of 52 weeks as from the first day of sickness. The above applies, however, only if and to the extent that pursuant to the requirements of article 7:629, sub 3 through 7 and 9 of the Civil Code, the Company is under the obligation to continue to pay the salary in accordance with article 7:629, sub 1 of the Civil Code.

7.3.	The Managing Director shall not be entitled to the salary payment referred to in paragraph 2 of this article, if and to the extent that in connection with his sickness, he can validly claim damages from a third party on account of loss of salary and if and to the extent that the payments by the Company set forth in paragraph 2 of this article exceed the minimum obligation referred to in article 7:629 sub 1 of the Civil Code. In this event, the Company shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Managing Director of his rights to damages vis-a-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Company if the compensation is paid or, as the case may be, in proportion thereto.

8.	Pension

8.1.	The Managing Director shall not participate in the pension scheme of the Company.

9.	Confidentiality

9.1.	The Managing Director shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of the Company or of other companies affiliated with the Company unless such personnel must be informed in connection with their work activities for the Company) any information of a confidential nature concerning the Company or other companies affiliated with the Company, which has become known to the Managing Director as a result of his employment with the Company and of which the Managing Director knows or should have known to be of a confidential nature.

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9.2.	If the Managing Director breaches the obligations pursuant to paragraph 1 of this article, the Managing Director shall contrary to article 7:650, sub 3, 4 and 5 of the Civil Code, without any notice of default being required, pay to the Company for each breach thereof, a penalty amounting to 5,000. Alternatively, the Company will be entitled to claim full damages.

10.	Documents

10.1.	The Managing Director shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to the Company or to other companies affiliated with the Company and which have been made available to the Managing Director as a result of his employment, except insofar as and for as long as necessary for the performance of his work for the Company. In any event the Managing Director will be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Managing Director from active duty for whatever reason.

11.	Non-Competition

11.1.	The Managing Director shall throughout the duration of this agreement and for a period of 1 year after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of the Managing Director or for the account of others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of the Company or any of its subsidiaries or affiliated companies nor act as intermediary in whatever manner directly or indirectly. This obligation applies solely to any work activities or involvement of the Managing Director within the territory of the European Union.

11.2.	The Managing Director remains under the obligation to adhere to the non-competition clause referred to in paragraph 1 of this article with respect to the Company, if the Company of the Managing Director or

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a part thereof is transferred by the Company to a third party within the meaning of article 7:662 and onwards of the Civil Code and this agreement terminates before or at the time of such transfer, while in the event of continuation of the employment agreement the Managing Director would have entered the employment of the acquirer by operation of law.

11.3.	In the event the Managing Director breaches the obligations as expressed in paragraph 1 of this article, the Managing Director shall contrary to article 7:650, sub 3, 4 and 5 of the Civil Code, without notice of default being required, pay to the Company for each such breach a penalty equal to an amount of 15,000, plus a penalty of 1,500 for each day such breach occurs and continues. Alternatively, the Company will be entitled to claim full damages.

12.	Non-solicitation of Employees

12.1.	For a period of two years following termination of the Managing Directors employment with the Company for any reason, the Managing Director shall not, without the prior written consent of the Company, directly or indirectly solicit for the purpose of taking away any person who is an employee of the Company or any of its subsidiaries or affiliated companies.

13.	Amendments

13.1.	Amendments to this agreement may only be agreed upon in writing and with regard to the Company, solely when the competent body of the Company has taken a decision to that effect.

14.	Applicable Law, No CAO

14.1.	This agreement is governed by the laws of the Netherlands.

14.2.	No Collective Labour Agreement (in Dutch: “CAO”) is applicable to this agreement.

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In witness whereof, this agreement has been signed and executed in duplicate this 5 November 2002.

/s/ Didier Delepine	/s/ Daniel Caclin

The Company	The Managing Director
Mr. Didier Delepine	Mr. Daniel Caclin

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Translation for information purposes

PERSONAL & CONFIDENTIAL

Mr. Daniel CACLIN
14 bis, rue d’Arnoux
92340 BOURG LA REINE

Paris, 5 november 2002

Dear Sir,

Further to our various conversations concerning the performance of your duties within the EQUANT GROUP, we wish to grant you the following guarantees (B) both in the name of the company EQUANT TELECOMMUNICATIONS S.A, hereafter referred to as “our Company”, and in the name of the company EQUANT N.V., in the event that your employment contract entered into with our Company on 5 november 2002 was to be terminated in the conditions stipulated below (A).

     A) The conditions for granting the guarantees:

In order to give rise to the benefit of the guarantees described herein, the termination of the employment contract must take place in accordance with the terms and conditions below:

1) Change in control

For the application hereof, the notion of a change in control is defined in Appendix 1 of this letter, it being stipulated that this appendix is drafted in English. In this respect, you declare to expressly agree to the use of the English language and thus accept the consequences resulting from the contents of Appendix 1.

2) Terms and conditions for the termination of the employment contract:

The termination of the employment contract would be due to:

(a) Your dismissal, except in the event of serious (“faute grave”) or gross misconduct (“faute lourde”);

(b) It being terminated at your own initiative for reasons that can be attributed to our Company. In this sense, the following circumstances would be considered as being attributable to our Company:

(i)	A decrease in your annual gross base salary, as defined in Article 6 of your employment contract;

(ii)	A substantial decrease in the nature of your duties or responsibilities, if you were to lose your position as « Statutory Director » of the Company EQUANT N.V., a significant change in your hierarchical position or, finally, a substantial modification of your working conditions and in particular a change of your place of work within three (3) years starting from the Closing in the sense of the Contribution Agreement dated 20th November 2000 entered into between FRANCE TELECOM S.A., ATLAS TELECOMMUNICATIONS S.A. and EQUANT; one must specify that if you were to lose your position as « Statutory Director » of the Company EQUANT N.V. either as a result of a decision taken at your own initiative, or if EQUANT N.V. decides to terminate your employment contract for serious (“faute grave”) or gross misconduct (“faute lourde”), it would not be considered as attributable to our Company.

(iii)	The elimination of the annual bonus scheme for which you would be eligible by virtue of Article 7 of your employment contract, except in the event of the elimination of this bonus for reasons beyond our Company’s control and, in particular, in the event of major financial losses sustained by our Company or the EQUANT GROUP;

It is expressly agreed that in the latter case, if the elimination of the annual bonus results from a decision of our Company or the EQUANT GROUP to eliminate this bonus across the board for all Top-level Executives, you will not be able to claim this as grounds for initiating the termination of your employment contract.

(iv)	A substantial decrease in the benefits which may be granted to you in your capacity as Top-level Executive, in terms of Shareholding Plans, Stock Options Plans, unless this decrease is a general measure applied to all Top-level Executives in your category;

(v)	A substantial decrease or elimination of the benefits and guarantees granted herein by the new shareholder of the EQUANT GROUP within a six-month period following the change in control.

In the above circumstances, you will be entitled to take the initiative of terminating your employment contract by sending a letter by registered mail with acknowledgement of receipt to our Company, outlining the reasons behind your decision.

Our Company reserves the possibility of following up the consequences of this decision, in particular by implementing a dismissal procedure.

In any case, you may only claim the guarantees stipulated hereafter in the event that you notify our Company of the termination of your employment contract, by registered mail with acknowledgement of receipt, within a six-month (6) period following the occurrence of one of the above-mentioned events.

Finally and without prejudice to the exception provided in (iii) above, only the circumstances indicated above (i.e. other circumstances are strictly excluded) will allow you to take the initiative of terminating your employment contract and at the same time continue to benefit from the guarantees stipulated below.

     B) The guarantees granted:

In the event that your employment contract is terminated in the conditions provided for in paragraph (A) above, you will benefit from the guarantees below, in accordance with the date of the termination of your employment contract, it being specified that the date of termination corresponds to the date of notification of the termination which must be sent by registered mail with acknowledgement of receipt:

1)	If your employment contract is terminated within a maximum period of two (2) years further to a change in control as defined in paragraph Al, the following guarantees will be granted to you:

(a)	The payment of an indemnity intended to compensate the damages suffered due to the termination of your employment contract, which will be equal to forty (40) times the following amounts:

-	The gross monthly base salary, as defined in Article 6 of your employment contract, that you will have received for the month preceding the termination of your employment contract,

-	One twelfth (12th) of the annual bonus, as defined in Article 7 of your employment contract, it being stipulated that the annual bonus taken into consideration will be the highest sum received over the last three (3) fiscal years preceding the termination of your employment contract, and cannot be less than the “target” bonus as defined by your employment contract and set for the fiscal year preceding the year in which the change in control occurs or the bonus set for the fiscal year in progress during which the change in control occurs.

This indemnity will be paid within thirty (30) days following the termination of your employment contract.

(b)	The cost of the services of an outplacement organisation of your choice will be borne by the company, within the limit of a ceiling set at 22,000 euros including VAT (twenty-two thousand euros including VAT). You will be reimbursed by our Company within thirty (30) days of the receipt of the invoice issued at your request and in the name of our Company by the outplacement organisation.

However, at your express written request, this reimbursement may be substituted by the payment of a supplementary indemnity of a gross amount of 22,000 euros (twenty-two thousand euros). In this case, the payment of this indemnity will be made within thirty (30) days of the receipt of your written request, sent by registered mail with acknowledgement of receipt to our Company, said letter must also include your express waiver of the right to be reimbursed for the costs of the outplacement organisation.

It is expressly agreed that the indemnities (a) and the reimbursement (b) provided for in the paragraphs above will include all indemnities that could be owed to you by virtue of the law or the collective bargaining agreement, as the case may be, in connection with the termination of your employment contract with our Company, including the payment in lieu of notice period.

It is also expressly agreed that the indemnities (a) and the reimbursement (b) provided for in the paragraphs above will be paid after deduction of all indemnities that could be owed to you by virtue of the law or the collective bargaining agreement, as the case may be, in connection with the termination of your contract with any Company of the EQUANT GROUP, including the payment in lieu of notice period.

2)	If your employment contract is terminated within more than two (2) years after a change in control as defined in paragraph Al, the following guarantees would be granted to you:

-	The payment of an indemnity intended to compensate the damages suffered as a result of the termination of your employment contract, which will be equal to twenty-six point seven (26.7) times your gross monthly base salary, as defined in Article 6 of your employment contract, this amount being based on the gross monthly base salary you have received in the month preceding the termination of your employment contract.

It is expressly agreed that this indemnity will include all indemnities that could be owed to you by virtue of the law or the Collective Bargaining Agreement, as the case may be, in connection with the termination of your employment contract with our Company, including the payment in lieu of notice period.

It is also expressly agreed that this indemnity provided for in the paragraph above will be paid after deduction of all indemnities that could be owed to you by virtue of the law or the collective bargaining agreement, as the case may be, in connection with the termination of your contract with any Company of the EQUANT GROUP, including the payment in lieu of notice period.

This indemnity will be paid within thirty (30) days following the termination of your employment contract.

It is stipulated that all social charges, contributions or taxes arising from the payment or allocation of the indemnities and/or benefits granted by virtue of paragraph 1) or 2) will be duly deducted there from.

Finally, in the event of a disagreement on the amount of the indemnities and/or benefits granted by virtue of paragraph 1) or 2), yourself and our Company agree in advance that this disagreement be solved by another entity that yourself and our Company would agree, in order to fix the definitive amount of the indemnities and/or benefits in conformity with this letter. Yourself and our Company also agree to accept the calculation provided for by this entity. In the event of disagreement with such a calculation, yourself or our Company could request for the decision of the competent juridiction.

3)	In addition to the guarantees provided in paragraphs 1) and 2) above, it is also agreed that, in the particular cases mentioned:

You may enter into possession of all the options granted to you at the date of termination of your employment contract, subject to the provisions set forth in the Option Plan implemented by the company EQUANT N.V. (“the EQUANT 1998 Share Option Plan”) brought into compliance with the applicable French regulations by means of a Rider (“Addendum to the EQUANT N. V. 1998 Share Option Plan – France).

It is expressly agreed that the guarantees described in (B) will not apply in the event that your employment contract is terminated in the circumstances described in (A), should the company FRANCE TELECOM S.A. offer you a position, which you accept, at a level equivalent to your current responsibilities within our Company, and according to terms and conditions – in particular in terms of remuneration – which are the same as or at least equivalent to those which apply to your situation at FRANCE TELECOM S.A. before your engagement within our Company on 1st January 2002.

However, in this case, you may enter into possession of all the options granted to you at the date of termination of your employment contract, subject to the provisions set forth in the Option Plan implemented by the company EQUANT N.V. (“the EQUANT 1998 Share Option Plan”) which has been brought into compliance with the applicable French regulations by means of a Rider (“Addendum to the EQUANT N.V. 1998 Share Option Plan – France).

We would appreciate if you could kindly return us a copy of this letter with your signature and the handwritten words “Bon pour accord”.

Finally, a copy of this letter is sent for information purpose to the Chairman of the EQUANT N.V. Company.

We trust that this letter gives you the assurance you desired,

Yours faithfully,

For the company EQUANT TELECOMMUNICATIONS SA

CC : The chairman of the EQUANT N.V. Company.

APPENDIX No 1:

Definition of a change in control

For purposes of this letter and considering that “Equant” shall mean Equant N.V., a “Change in Control” shall mean:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of Equant (the “Outstanding Equant Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Equant entitled to vote generally in the election of directors (the “Equant Voting Securities”), provided, however, that any acquisition by (x) Equant or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by Equant or any of its Subsidiaries or (y) any corporation with respect to which, immediately following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the elections of directors in then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Equant Common Stock and Equant Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Equant Common Stock and Equant Voting Securities, as the case may be, shall not constitute a Change in Control; or

(b)	Should any shareholder acquire the right to appoint a majority of the Supervisory Board or have a majority of the Supervisory Board be “Affiliated”, within the definition contained in the Equant’s Articles of Association, with any shareholder; or

(c)	Approval by the shareholders of Equant of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Equant Common Stock and Equant Voting Securities immediately prior to such Business Combination do not in the aggregate, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Equant Common Stock and Equant Voting Securities, as the case may be; or

(d)	(i) a complete liquidation or dissolution of Equant or (ii) sale or other disposition of all or substantially all of the assets of Equant other than to a corporation with respect to which, immediately following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then beneficially owner, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Equant Common Stock and Equant Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Equant Common Stock and Equant Voting Securities, as the case may be, immediately prior to such sale or disposition.

By way of clarification, the parties agree that the occurrence of the Closing constitutes a Change in Control.

Translation for information purposes

EMPLOYMENT CONTRACT

BETWEEN THE UNDERSIGNED:

The company EQUANT TELECOMMUNICATIONS,

A corporation (“Société anonyme”) with a share capital of 53,400,000.00 Euros, having its registered office at 190, avenue de France, 75013 Paris, registered with the Trade and Companies Register of Paris under number B 399 127 745, and represented by Mr. Didier DELEPINE, specially authorised for the purposes hereof by Mr. Laurent BARBE in his capacity as Chairman of the Board of Directors (“Président du Conseil d’administration”) of the Company according to a power dated 29 May 2002 attached herewith,

(Hereinafter referred to as « The Company »)

On the one hand,

And:

Mr. Daniel CACLIN,

A French citizen

Registered with the French Social Security under number: X XX XX XX XXX XXX

Residing at 14 bis rue Arnoux, 92340 Bourg La Reine

(Hereinafter referred to as « Mr. CACLIN »),

On the other hand,

(Hereinafter collectively referred to as « The Parties »).

PREAMBLE

Mr. CACLIN had been working since 1st September 1975 for France Telecom, who then contracted him out to the service of GLOBAL ONE COMMUNICATIONS S.A., where he worked as Chief Executive Officer from March 2000.

An alliance was announced between FRANCE TELECOM S.A., ATLAS TELECOMMUNICATIONS S.A. and EQUANT, formalised in an agreement entered into on 20 November 2000.

Within the context of the setting-up of the new EQUANT GROUP (hereinafter referred to as « the EQUANT GROUP »), Mr. CACLIN was appointed « Statutory Director » of EQUANT N.V., a holding company governed by Dutch law, pursuant to the minutes drawn up by the shareholders’ meeting dated 27 June 2001.

He was subsequently appointed Chief Operating Officer further to an employment contract entered into on 24 December 2001 with EQUANT N.V. and governed by the law of the State of New York. Indeed, it had been initially agreed between the parties that Mr. CACLIN, who was temporarily working in France, would at least on a short-term basis be required to work in the United States of America, in Reston, Virginia. Nevertheless, it quickly became apparent that in order to successfully perform Mr. CACLIN’s duties and serve the EQUANT GROUP’S interests, Mr. CACLIN was required to work mainly in France, within the company. In these circumstances, it has been agreed to replace the contract initially entered into on 24 December 2001 with the following contracts:

-	An employment contract entered into between Mr. CACLIN and the Company, governed by French law and according to which Mr. CACLIN is employed as Managing Director of the EQUANT GROUP.

-	A contract entered into between EQUANT N.V. and Mr. CACLIN, governed by Dutch law and according to which Mr. CACLIN is employed as Statutory Director.

As a result, this contract cancels and replaces, in all its provisions, the contract initially entered into on 24 December 2001.

IT HAS BEEN AGREED AS FOLLOWS:

Article 1: Starting date – Duration – Purpose

As from 1st January 2002, the Company hereby hires, according to the conditions specified hereinafter and for an unlimited term, Mr. CACLIN, who accepts, as Managing Director of the EQUANT GROUP.

Mr. CACLIN confirms that he is not bound by any commitment or by any non-competition clause prohibiting him from working for the Company or for one of the EQUANT GROUP’S companies.

In his capacity as Managing Director of the EQUANT GROUP, Mr. CACLIN benefits from the status of Top-level Executive, outside classification, according to the Collective Bargaining Agreement currently applicable within the Company.

For this purpose, the Company informs Mr. CACLIN that the Collective Bargaining Agreement applicable to the Company’s activity is currently the Telecommunications one. This reference to the applicable Collective Bargaining Agreement does not constitute an essential element of this employment contract, as expressly acknowledged by the Parties in signing this contract.

Mr. CACLIN also benefits from the collective company-wide agreement dated 5 March 2001, which is currently in force within the Company, it being specified that the reference to this agreement does not constitute an essential element of this employment contract, as expressly acknowledged by the Parties in signing this contract.

Mr. CACLIN must inform the Company prior to any change in his personal situation (address, etc.), which would modify the declarations he made when he was hired.

Finally, Mr. CACLIN’s seniority within France Telecom is expressly and entirely acknowledged for the performance of this contract, i.e. his seniority will be counted as from 1st September 1975, for all rights and obligations arising from the applicable law or Collective Bargaining Agreement.

Article 2: Duties

In his capacity as Managing Director of the EQUANT GROUP, Mr. CACLIN works for the Company as well as for all the other Companies of the EQUANT GROUP, it being specified that his duties are likely to evolve in accordance with general adaptation needs and the specific needs of the Company and the EQUANT GROUP.

It is also recalled that these duties are not exhaustive, and the Company reserves the right to change them as long as these changes are compatible with Mr. CACLIN’s experience and position.

Mr. CACLIN performs his duties under the direct authority of EQUANT N.V.’s Supervisory Board, and more particularly its Chairman, and must regularly inform the Company about his activity.

Article 3: Place of work

Mr. CACLIN mainly performs his duties at the Company’s registered office located, at present, at 190, avenue de France, 75013 Paris.

However, given the nature of his duties, Mr. CACLIN has to make frequent and short business trips in France and abroad, in particular to visit the premises of the various offices, subsidiaries and companies of the EQUANT GROUP.

In the event where Mr. CACLIN would have to settle outside France due to a change in his place of work, he will be granted a reasonable time frame to organise the move for himself and his family, taking into account the schooling needs of his children.

In this case, Mr. CACLIN will benefit from the mobility policy in force for Top-level executives of the EQUANT GROUP at any time.

Article 4: Status

Mr. CACLIN is considered as a Top-level Executive according to article L. 212-15-1 of the French Labour Code, with regard to his independence in organising his timetable, and to the nature of his duties as shown by the high level of his responsibilities and salary.

As a consequence, Mr. CACLIN is not subject to the provisions set by law and the Collective Bargaining Agreement relating to working time and is paid a fixed global salary exclusively for the successful completion of the assignments entrusted to him.

Article 5: Paid holidays

Mr. CACLIN will be entitled to paid holidays in force within the Company and, if applicable any additional holidays provided by the applicable Collective Bargaining Agreement and by the collective company-wide agreement.

Entitlement to holidays and holiday pay shall be subject to the rules in force within the Company.

Mr. CACLIN must take his holidays in accordance with the requirements of the Company and the EQUANT GROUP.

Article 6: Compensation

In exchange for his services and for the first twelve (12) months after he starts his duties, Mr. CACLIN’s global gross annual salary will be 410,400 euros (four hundred and ten thousand and four hundred euros) payable in twelve equal monthly instalments of a gross sum of 34,200 euros (thirty four thousand and two hundred euros).

Upon the recommendation of the Compensation Committee that has been set up within EQUANT N.V.’s Supervisory Board, this salary shall be reviewed each year. This review shall not, under any circumstances, give rise to a reduction in Mr. CACLIN’s global gross annual salary.

Article 7: Annual Bonus

In addition to his global gross annual salary (Article 6), Mr. CACLIN may receive an annual bonus, the amount of which is determined each year by the extent the Company and the EQUANT GROUP meet the performance goals (“performance goals”).

These “performance goals” shall be proposed by EQUANT GROUP’S Chief Executive Officer and presented to EQUANT N.V.’s Supervisory Board for its approval, which approval shall not be unreasonably withheld, prior to each fiscal year with respect to which the bonus relates.

Within the framework of this agreement, these “performance goals” are determined according to the EQUANT GROUP’S financial results, as officially published each year: such as the turnover, net result and gross operating profit

The “performance goals” to be met will be subject to a written rider to the employment contract.

The amount of the bonus shall depend upon the achievement of the performance goals as outlined in the following table. The “target bonus”, i.e. the amount of the bonus granted if the goals are reached at 100%, will amount to 70% of Mr. CACLIN’s gross annual base salary. In any case, the bonus paid cannot exceed 140% of Mr. CACLIN’s gross annual base salary.

For the calculation of the bonus as defined in this article, the “gross annual base salary” means the gross base salary paid during the 12-month tax period for which the performance goals are set, excluding exceptional bonuses and benefits in kind.

Percentage of « performance goals » achieved
(where x represents performance in	Bonus Multiplier (in percentage of
relation to performance goals in %)	the annual base salary)
x <= 80%	0
x = 90%	0.5
x = 110%	0.9
x => 120%	1.4

If the percentage of performance goals achieved is between the two rates mentioned above, the bonus multiplier shall be linearly interpolated between the two rates. Thus, if the percentage of performance goals achieved were equal to 85% (i.e. representing the achievement of performance goals halfway between 80% and 90%), the bonus multiplier would equal 0.25.

This annual bonus will be paid each year according to the terms and conditions in force for all Top-level executives belonging to the same professional category as Mr. CACLIN.

If his employment contract is terminated, save in the event of resignation and/or dismissal for serious or gross negligence, Mr. CACLIN will benefit from the payment of the annual bonus calculated pro rata temporis.

Article 8: Professional expenses

All reasonable professional expenses incurred by Mr. CACLIN in the performance of his duties will be reimbursed upon presentation of supporting documents.

These expenses will be reimbursed pursuant to the regulations in force within Company and the EQUANT GROUP in this area.

Article 9: Company car

The Company will provide Mr. CACLIN with a company car pursuant to the practices in force within the Company, which he is authorised to use for personal purposes, it being specified that this personal use of the company car will be declared on his payslips as a benefit in kind in accordance with the French tax and social security scales.

For this purpose, Mr. CACLIN will have to use the company car pursuant to the regulations set forth in the Car Policy in force within the Company, an English copy of which is attached as an appendix to this employment contract.

For this purpose, Mr. CACLIN expressly declares that he accepts the use of the English language and therefore accepts the obligations resulting from this appendix

Article 10: Telecommunication means

The Company will provide Mr. CACLIN with all the telecommunication means necessary to perform his duties, which he is authorised to use for personal purposes, it being specified that this will be declared on his payslips as a benefit in kind.

Article 11: Employee benefits

Mr. CACLIN will benefit from the provident scheme, medical insurance scheme and retirement scheme created for the benefit of executive employees of the Company.

Article 12: Professional Obligations

12.1 Exclusivity

For the entire duration of his duties within the Company, Mr. CACLIN undertakes to not to carry out, directly or indirectly at any time, except with the prior and express written authorisation of his superior, any activity of any nature whatsoever, in his own name or in the name of any person or company whatsoever, which would be likely to hinder or compromise the performance of his own activity or which could compete directly or indirectly with the activity and products of the Company or of any other company belonging to the EQUANT GROUP.

Mr. CACLIN is therefore prohibited, for the duration of his employment at the Company, from advising, assisting or collaborating in any way with any other entities in any capacity whatsoever (employee, independent contracting party or otherwise), as well as from financing, promoting or investing in the activity or capital of this entity.

12.2 Confidentiality and secrecy

For the entire duration of his employment contract and at any time after its termination for any reason whatsoever, Mr. CACLIN is prohibited from using or disclosing to third parties, directly or indirectly and for any reason whatsoever, any confidential acts or information he could have learnt about in the course of his employment, except with the prior and express written authorisation of the management bodies of the EQUANT GROUP.

He thus undertakes not to disclose any information or documents relating to the activities, operations, transactions, finances of the Company or other EQUANT GROUP companies as well as those relating to their know-how, inventions, techniques, formulas, projects, concepts, without this list being considered as exhaustive.

This undertaking also applies to all information relating to relationships with clients, prospects and suppliers of the Company or the EQUANT GROUP companies’ ones.

These obligations of exclusivity (12.1) and confidentiality (12.2) are considered to be essential conditions of this employment contract.

12.3 Non-competition clause

In his capacity of Managing Director of the EQUANT GROUP, Mr. CACLIN receives all the strategic information relating to the Group. As the Group is in a very competitive market, it is the justified interest of the Company to conclude this non competition clause.

Consequently, it has been agreed between the Parties that, in the event of the termination of this contract for whatever reason, Mr. CACLIN is expressly prohibited from directly or indirectly carrying out an activity, in any capacity whatsoever, in any company or activity likely to compete with the Company and the EQUANT GROUP, i.e. the activities in the areas of data, Internet Protocol (IP), voice transmission, messaging services or hosting.

For the application of this clause, the major national telecommunication operators and the main direct competor companies of the Company and the EQUANT GROUP at the date of termination of this employment contract are considered as competitors.

Mr. CACLIN is also not entitled to hold more than 5% of a competing company’s shares or to hold financial interests amounting to more than 5% of the profits of a competing company or a company likely to become a competitor.

The competition prohibition will apply starting from the day following Mr. CACLIN’s last active working day and will last one (1) year.

Given the Company and the EQUANT GROUP’S activities and the setting-up of their operations across the globe, this prohibition will apply worldwide, save for the following territories:

the Asian, African and Pacific countries (including Australia and New-Zealand) as well as the Middle-East countries.

In consideration of this non-competition obligation and after the effective termination of his employment contract, Mr. CACLIN will receive an indemnity amounting to 50% of his gross annual base salary.

It is specified that the gross annual base salary means the gross base salary received over the 12 months prior to the termination of the employment contract, save for all annual bonuses and extra payments which could have been paid within this period.

This compensatory indemnity will be paid to Mr. CACLIN in twelve (12) monthly instalments over the period of the non-competition obligation.

In the event of a breach of the non-competition obligation, the compensatory indemnity provided above will no longer be owed by the Company and Mr. CACLIN will also have to reimburse all sums already received for this purpose to the Company.

Furthermore, in the event of a breach of the non-competition obligation, Mr. CACLIN will automatically have to pay the Company an indemnity which cannot be less than a sum equal to six (6) times his average gross monthly salary, calculated on the average monthly salary received over the last twelve (12) months prior to the termination date of his employment contract.

The Company also reserves the right to claim for compensation for any damages actually sustained due to the competing activity, and to have this competing activity ceased.

Finally, the Company also reserves the right to discharge Mr. CACLIN of this non-competition clause pursuant to the provisions set forth in the Collective Bargaining Agreement by registered letter with acknowledgement of receipt within fifteen (15) days following the notification of his employment contract termination or, if he is exempt from working his notice period, on the date on which the employment contract is terminated.

In this case, the Company will not have to pay the compensatory indemnity arising from the noncompetition obligation provided above.”

Article 12.4 Non solicitation

For a period of twenty-four (24) months following the date of termination of his employment contract for any reason whatsoever, Mr. CACLIN undertakes not to, either directly or indirectly, in his own name or on behalf of any other entity, individually or collectively, solicit, manipulate or attempt to lure away any person who to his knowledge was at the date of the termination of his employment contract a consultant or employee of the Company or any other EQUANT GROUP company, except with the prior and express written authorisation of the management bodies of the EQUANT GROUP.

Furthermore, Mr. CACLIN is prohibited, for the same period and except with the prior and express written authorisation of the management bodies of the EQUANT GROUP, from directly or indirectly soliciting the clients of the Company or the EQUANT GROUP with whom he had contact over the 12-month period prior to his departure from the Company.

Article 13: Restitution

Upon the termination of his employment contract for any reason whatsoever, Mr. CACLIN undertakes to return to the Company all documents, books, materials, records, correspondence, codes, computer software, computer specifications, papers and information in any media whatsoever and wherever they may be kept, relating to the business of the Company or any other company of the EQUANT GROUP.

Mr. CACLIN also undertakes to return any computer disks on which information relating to the business is stored and any keys, credit cards and other property including the company car belonging to the Company or any other entity related to it, which are in his possession. He shall also provide proof that he has fully complied with the terms of this clause.

Article 14: Termination

Each party shall have the right to terminate this employment contract by giving three-months’ notice.

However, this three-month notice period is not required in the event of a dismissal for serious misconduct (“faute grave”) or gross misconduct (“faute lourde”).

Article 15: Applicable law

This employment contract shall be governed by French law.

The French Courts will be the only competent jurisdiction with regard to the performance, interpretation and termination of this employment contract.

Executed in Paris
On 5 November 2002
In two originals

For the Company[1]	Mr. Daniel CACLIN[1]
Mr. Didier DELEPINE

Appendix:

- Company Car Policy

- Power

[1]	Signature preceded by the handwritten words “Read and approved”, each pages being previously initialled.

Resolution of the Equant Supervisory Board
Compensation Committee

It is hereby resolved by the Compensation Committee to authorize the following severance arrangements for John Allkins’:

1)	A severance package consisting of two years’ base salary and benefits/perquisites.

2)	All outstanding unvested options will immediately vest with an exercise period of up to two years from date of severance to exercise all unexercised, vested options.

3)	All outstanding, unvested restricted shares will be immediately vested and issued.

4)	The Compensation Committee supports a recommendation to the SITA Equant Employee Trust Advisory Committee and the SITA Foundation to allow the retention of his outstanding share awards with vesting to occur under normal conditions subject to the full agreement of the Foundation to convert the certificates at each three year anniversary of eligibility date of grant.

5)	The Compensation Committee further agrees that in the event that either the SITA Equant Employee Trust Advisory Committee, or the SITA Foundation do not agree to either convert or vest the unvested ordinary and discretionary share awards to shares, the Compensation Committee hereby authorizes an equivalent number of restricted shares to be issued to John with the restrictions lapsing in accordance with the normal time based vesting schedule of the share award grants.

Hereby agreed and approved on 2nd November 2000.

/s/ Irving Yoskowitz

Irving Yoskowitz (Chairman)

/s/ Peter Franke

Peter Franke

/s/ Alan Goldberg

Alan Goldberg

/s/ Stephan Regulinski

Stephan Regulinski

SITA TELECOMMUNICATIONS HOLDINGS N.V.

Mr. John ALLKINS Charnwood Marsham Way Gerrards Cross Buckinghamshire SL9 8AB United Kingdom

31st August 1995

Dear Mr Allkins,

Following our recent conversations, we are pleased to confirm your employment with SITA Telecommunications Holdings N.V. as from September 1st, 1995.

You will be appointed Chief Financial Officer of SITA Holdings, and in this capacity you will be a member of the Management Board and will report to the shareholders through the administrative management of the President of the Management Board and will have to conform to governance and procedures set for the Management Board. Your working place will be the Amsterdam area, Netherlands.

During the course of your duties, you will be required to travel to various countries for which air travel (business class) will be the normal means of transport.

You will receive in Amsterdam an annual gross remuneration of 375 000 DFL.

It is understood that this gross remuneration is based on your obtaining in the Netherlands the “35 % tax free allowance” applied to foreign employees. The Company will bear the cost of tax consultancy in this regard. It is mutually agreed that if this allowance is not obtained or is not renewed, the amount of your remuneration will be reviewed accordingly.

The above remuneration includes the 35 % tax free allowance, the transitional allowance (overhevelingstoeslag) and the holiday allowance.

In addition to this salary, you could receive in Amsterdam, in DFL, in January, as from January 1997 :

•	a bonus of up to 10 % of your annual salary, according to your individual performance.

•	a bonus of up to 10 % of your annual salary, according to Company’s performance.

It is agreed that, subject to decisions taken by the Advisory Committee on award and option plans, the Employee Share Plans of the SITA Group will be applicable to you.

Heathrowstraat 10, 1043 CH Amsterdam Teleport, The Netherlands
Telephone 020-6069170 - Facsimile 020-6817529

J. Allkins

SITA Holdings will bear the rental cost of your furnished accommodation in Amsterdam for a maximum amount to be agreed by the Company. Maintenance and current expenses (telephone, electricity, water.) will be paid by the Company.

Until you find accommodation in Amsterdam, for three months maximum after your arrival in the Netherlands, the Company will bear the cost of hotel and meal allowances.

SITA Holdings will put a Company car at your disposal if appropriate, including insurance, maintenance and petrol. The type of car is to be agreed with the Company. Netherlands tax on housing and car will be borne by the Company.

During your entire employment with the SITA Group, you will be subject to all regulations in force within our Company. You will also be expected to conform with all legal regulations relative to the sojourn of foreigners in the Netherlands, and to carry out all formalities necessary in order to obtain and renew your residence permit.

You and the Company will contribute to the Social Security (employed person’s insurance and National Insurance) of the Netherlands.

In addition, you will contribute to the SITA Amsterdam complementary schemes :

•	a pension plan with Aegon Levensverzekering N.V. Your annual contribution is 4.9 % of your annual gross salary less 24,600 DFL.

•	a disability insurance with “Aegon’’. Your annual contribution is approximatively 1 360 DFL. The Company will reimburse 25 % of this premium.

•	a life insurance for death by accident, fully paid by the Company.

We draw your attention to the fact that above rates of contribution are subject to changes in the future.

During your employment in Amsterdam, medical, dental and surgical expenses tor you and your dependent family will be reimbursed by “Previnter”. Contributions to Previnter are fully paid by the Company. The Previnter coverage is explained in detail in the attached document. We draw your attention to the fact that some expenses may need prior approval from Previnter, or may produce only partial reimbursements.

Payment of tax and social contributions in the Netherlands will be your responsibility and will normally be deducted at source from your monthly salary. SITA Holdings will reimburse each year a consultation with a tax advisor in Amsterdam for a maximum fee of DFL 2000.

The cost of removal of your personal effects between London and Amsterdam will be paid by the Company for a maximum amount to be agreed. Your annual vacation will be 25 working days per year.

The initial two months of the employment shall be a probation period (as referred to in article 7A : 1639 n Civil Code) during which period either party may terminate this agreement at any time with immediate effect and no indemnity.

J. Allkins

In the event of contract termination after these two months, the period of notice will be as follows :

•	Your resignation	: 3 months.

•	Termination by the Company	: 1 month per annum of employment, with a minimum of six months

However, it is agreed that, in the event of the “outside investor” not signing an agreement with SITA Holdings before April 1st 1996, you may decide to terminate this contract on that date with one month’s notice and three month’s salary payment.

During your entire employment with the SITA Group, and after your eventual departure from the Company, you undertake to maintain the strictest discretion on all confidential information that you may have acquired through the exercise of your functions or from your presence in the Company.

There is an absolute obligation for professional secrecy concerning all files, programmes, methods, systems, technical projects, studied or realised by SITA, whether on its own behalf or on behalf of contracting clients, as well as for any of which SITA may have acquired ownership or right of use.

Any breach of the above confidentiality conditions may give rise to disciplinary and/or legal action.

Should you agree to the above mentioned conditions, we should be grateful if you would return the copy of this letter after writing “Read and Approved”, followed by your signature and the date. If we have not received your agreement at the latest by Tuesday 12th September 1995, we will consider that you do not accept the conditions of this contract.

Yours sincerely, /s/ C. LALANNE C . LALANNE President SITA Telecommunications Holdings N.V.

Equant N.V.

Employment Agreement for Howard Ford

This EMPLOYMENT AGREEMENT (as amended from time to time, the “Agreement”) is entered into as of the 25th day of February, 2002, between Equant N.V., a Dutch corporation (“Equant”), and Howard Ford (the “Executive”).

WHEREAS, the Executive is presently employed by Equant;

WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of Equant;

WHEREAS, Equant recognizes that the Executive has demonstrated unique qualifications to act in an executive capacity for Equant;

WHEREAS, Equant desires to assure the continued employment of the Executive in the above stated capacities, and Executive desires to have such assurance; and

WHEREAS, the parties have agreed that this Agreement shall become effective on February 25, 2002 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and of other good and valuable consideration which Equant and Executive have received and accept as sufficient, Equant and Executive agree as follows:

1.	DEFINITIONS

In this Agreement:

“Associated Company” means:

(a)	a company which is not a subsidiary of the parent but where equity share capital (as defined in §744 of the Companies Act 1985) is owned as to at least 20 per cent, by the parent or one of its subsidiaries; and

(b)	a subsidiary of a company within (a) above.

“Chief Executive Officer” means the Chief Executive Officer of Equant.

“Compensation Committee” means the Compensation Committee of the Supervisory Board of Equant.

“Confidential Information” means information other than Trade Secrets, relating to Equant or the Group Companies, or their business or suppliers, that is not generally known by persons not employed by Equant or the Group Companies.

“Group Company” means any company which is an affiliate or direct or indirect Subsidiary of Equant.

“Management Board” means the Management Board of Equant.

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985; and

“Trade Secrets” mean any proprietary or Confidential Information relating to Equant or the Group Companies, or their business or suppliers, that is not generally known by persons not employed by Equant or the Group Companies, the disclosure of which would permit such persons to derive actual or potential value or benefit for themselves or other persons or to cause harm to Equant or the Group Companies.

“Supervisory Board” means the Supervisory Board of Equant.

2.	POSITION, RESPONSIBILITIES AND TERM OF EMPLOYMENT

2.1	Position and Responsibilities.

The Executive agrees to serve as President, Markets & Sales. In this capacity, Executive shall operate at all times under the supervision of the Chief Executive Officer, or other members of the Management Board as assigned. In addition, Executive may be assigned other duties and responsibilities consistent with his position and titles, as determined by the Chief Executive Officer, or as assigned by other members of the Management Board.

Executive shall devote his full time and undivided attention during normal business hours to the business and affairs of Equant and the Group Companies and such additional time as is necessary for the proper fulfillment of these duties, except for reasonable vacations, illness, or other incapacity. Executive shall not engage in any venture or activity which Equant may, in good faith, consider to interfere with Executive’s performance of duties hereunder.

Executive agrees that he will at all times during his employment comply with Equant’s internal rules and compliance procedures from time to time in force and with the rules of any regulatory body of which Equant is a member or to which it is subject and Executive agrees that he will take all such tests and meet all such other requirements of any regulatory body of which Equant is a member or to which it is subject as Equant deems necessary or appropriate.

2.2	Appointment and duration

(1)	The Company will continue to employ the Executive and the Executive will serve the Company as a full time President, Markets & Sales of the Company, or in such other capacity within the Group as the Company may from time to time require, for the period and on the terms set out in this agreement (the “Appointment”).

(2)	The Appointment is deemed to have taken effect on February 25, 2002.

(3)	Unless previously terminated in accordance with this agreement, the Appointment will continue until terminated by the Company giving not less than three months’ notice in writing. The

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Executive may terminate this agreement giving not less than three months’ notice to the Company in writing.

(4)	Unless previously terminated in accordance with this agreement, the Appointment will automatically terminate immediately before the day on which the Executive attains the age 60.

3.	LOCATION OF WORK

The Executive’s normal place of work shall initially be the Company’s premises at Slough, UK but the Company may from time to time require the Executive to change his normal place of work to such other places within the United Kingdom as it may decide. The Executive may also be required to travel abroad.

4.	COMPENSATION AND BENEFITS

Equant shall provide Executive with compensation and benefits as follows:

4.1	Base Salary.

(1)	The Company will pay to the Executive a salary at the rate of US$ 385,000 per annum. The salary will accrue from day to day during the continuance of the Appointment and be payable by equal instalments in arrears on the last day of every month and is inclusive of any fees receivable by the Executive as a director of any Group Company.

(2)	The Executive’s salary will be reviewed by the Chief Executive Officer or the Management Board or, at the Company’s option, by the Compensation Committee at least once in every year. The Company has no obligation to increase the Executive’s salary and accordingly at the review the Company may in its absolute discretion maintain the then existing level of salary or increase it by an amount and subject to any terms as it may in its absolute discretion decide. The Company must not reduce the Executive’s salary without his prior written consent.

4.2	Annual Bonus.

Equant shall provide Executive with the opportunity to earn an annual cash bonus for each calendar year. The bonus shall be based upon the achievement of goals established by the Chief Executive Officer and shall have an on-target bonus of 85% (the “Target Bonus”) of base salary and a maximum bonus equal to 100% of Executive’s Base Salary. The amount of the Annual Bonus that shall be payable as the Performance Bonus to Executive in a fiscal year shall depend upon the relevant achievement of the Performance Goals as defined by the Chief Executive Officer.

4.3	Retirement Benefits.

(1)	For employees in the Executive’s grade/category, the Company currently operates a pension scheme, the “Pension Scheme”. The Executive has received an outline description of the terms of the Pension Scheme. The full terms are set out in the trust deeds and rules governing the Pension Scheme; copies of those documents are available to the Executive on request.

(2)	The Executive is entitled to participate as a member of the Pension Scheme subject to its terms. The Company will deduct from the Executive’s salary any contributions payable by him from time to time to the Pension Scheme or any other pension scheme of the Group of which he

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becomes a member. The Executive’s benefits under the Pension Scheme are restricted by reference to the permitted maximum (earnings cap) from time to time in force under section 590C of the Income and Corporation Taxes Act 1988 and the Company does not provide any benefit by reference to any earnings above that maximum.

(3)	The Company reserves the right to terminate the Pension Scheme at any time without replacing it; in this event the Executive’s accrued rights will be subject to the trust deeds and rules of the Pension Scheme.

(4)	The Executive may, alternatively, choose to continue to participate in the “money purchase” scheme as agreed and approved and previously established. We will continue to offer you the either the same or equivalent value benefit if you choose this alternative.

4.4	Executive Welfare Benefits.

Executive shall participate in all welfare benefit plans and arrangements that are made available from time to time to similarly situated Executives of Equant in the UK, subject to the eligibility requirements and other provisions of such plans and arrangements.

5.	MEDICAL AND SICKNESS

(1)	The Company may at any time require the Executive to be examined by a medical adviser nominated by the Company. The Executive consents to the medical adviser disclosing the results of the examination to the Company and will provide the Company with formal consents as may be necessary for this purpose.

(2)	The Executive, depending on length of service and previous sickness record (including compliance with the Employer’s sickness rules and procedures for the time being in force) if he is absent from work through sickness, injury or other incapacity may, at the company’s discretion, be paid his basic salary for up to an aggregate of 120 working days’ sickness absence(s) in any period of 12 months. Thereafter the Executive will be subject to insurance provisions.

(3)	The Executive’s salary during any period of absence due to sickness or injury will be inclusive of any statutory sick pay to which he is entitled and the Company may deduct from his salary the amount of any social security benefits and any benefits under any insurance scheme he may be entitled to receive.

(4)	If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he will pay to the Company a sum equal to the amount recovered or, if less, the amount paid to him by the Company under subclause (2) above in respect of the relevant period of absence as a result of that injury.

(5)	If the Executive is absent by reason of sickness or injury, the Appointment cannot be terminated under clause 1 l(l)(a) until the end of the period of paid leave referred to in (2) above and, if the incapacity qualifies the Executive for benefits under the insurance scheme referred to in clause 4.4 after a period of incapacity, until that period has expired provided that (in either case) the Executive complies with (1) above. If benefits under the insurance scheme are only available to employees, the Appointment will be continued

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only to the extent necessary to ensure that the Executive continues to be treated as an employee for the purposes of the scheme while he is entitled to receive benefits under the scheme. The Executive will not be entitled to any remuneration or other benefit from the Company during such continuance of the Appointment. The Company will have no obligation to continue the Appointment or provide any work or payment to the Executive if he recovers from the incapacity to any extent.

(6)	Payment under this clause is conditional on the Executive complying with the Company’s rules on notification and evidence of absence.

6.	HOLIDAYS

(1)	The Company’s holiday year runs from January 1st to December 31st (“Holiday Year”). The Executive is entitled to 30 Working Days’ holiday with pay in every Holiday Year at times convenient to the Company.

(2)	Any entitlement to holiday remaining at the end of a Holiday Year will lapse.

(3)	The Company reserves the right to require the Executive to take any outstanding holiday during any period of notice of termination of the Appointment (whether given by the Company or the Executive) or to make a payment in lieu of that outstanding holiday.

(4)	The entitlement to holiday (and on termination of employment to holiday pay in lieu of holiday) accrues pro rata throughout each Holiday Year (on the basis of a year of 365 days, disregarding fractions of days).

7.	CAR

(1)	The Company will provide the Executive with a car appropriate to his status for his use in the performance of his duties and, subject to any restrictions or conditions from time to time imposed by the Company, the Executive and his spouse may use the car for their private purposes.

(2)	The Company will pay all normal servicing, insurance and running expenses in relation to the car and all fuel expenses incurred by the Executive in the performance of his duties.

(3)	The Executive must take good care of the car and observe the terms and conditions of the insurance policy relating to it.

(4)	The Executive must inform the Company immediately if he is disqualified from holding a driving licence and this clause shall not apply during any period of disqualification.

(5)	The Executive acknowledges that the car is provided for the better performance of his duties and that on the termination of the Appointment he will have no further right to make use of it.

(6)	Alternatively, Executive may opt for an allowance in lieu of an automobile. In this case, a car allowance of 6% of annual salary (net) per annum, payable monthly in arrears. The Company shall at its own expense, account to the Inland Revenue for any tax relating to this car allowance.

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8.	EXPENSES

The Company will reimburse the Executive (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by him in the discharge of his duties.

9.	EQUITY BASED PLANS

Executive shall be eligible to participate in the Equant 1998 Share Option Plan and to participate in such other equity or equity-based plans as may be implemented from time to time by Equant (collectively, the “Equity Plans”) on the terms described in such plans. Executive shall be eligible to receive grants under the Equity Plans commensurate with his position and commensurate with the grants made to other similarly situated executives of Equant.

10.	RIGHT TO CHANGE PLANS

Equant may change or discontinue any retirement benefit, health and welfare benefit equity based plan or bonus plan, other benefit program or arrangement at its discretion.

11.	TERMINATION OF EMPLOYMENT

(1)	If the Executive:

(a)	is unable properly to perform his duties by reason of ill-health, accident or otherwise for a period or periods aggregating at least 120 Working Days in any period of 12 consecutive months; or

(b)	in the reasonable opinion of the Management Board fails or neglects efficiently and diligently to discharge his duties or is guilty of any serious or (after having received a written warning from the Chief Executive) repeated breach of his obligations under this agreement (including any consent granted under it); or

(c)	is guilty of serious misconduct or any other conduct which affects or in the reasonable opinion of the Management Board is likely to affect prejudicially the interests of the Company or the Group or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

(d)	becomes bankrupt or makes any arrangement or composition with his creditors; or

(e)	is disqualified from being a director of any company by reason of an order made by any competent court; or

(f)	resigns as a director without the prior consent of the Chief Executive Officer.

the Company may (whether or not any notice of termination has been given under clause 2.2(3)) by written notice to the Executive terminate the Appointment with immediate effect but the Appointment may continue to the extent provided in clause 5(5). A notice under paragraph (a) may be given by the Company to the Executive within 90 days after the end of any such period or periods of incapacity referred to in that paragraph.

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(2)	The Company may at any time (whether or not any notice of termination has been given under clause 2.2(3)) terminate the Appointment with immediate effect by giving notice in writing to the other party on terms that the Company will pay to the Executive, in lieu of notice under clause 2.2(3), the salary in the amount and at the times it would have paid to the Executive if the Company had given notice to terminate the Appointment in accordance with clause 2.2(3) or, if notice has previously been given under that subclause, as if the Appointment terminated on the expiry of the remainder of the period of notice. If the Executive is paid salary in lieu of notice he will not be entitled to any additional payment in respect of holiday which he would otherwise have accrued during the notice period or the remainder of the notice period.

(3)	Clause 2.2(3) does not limit the Company’s right to suspend any of the Executive’s duties and powers during any period after notice of termination of the Appointment has been given by the Company or the Executive. In particular, the Company may exercise this right where the Executive leaves the Company’s employment in circumstances where it is reasonable for the Company to believe that he is or is about to become concerned in a business (within the meaning of clause 14(2)), carried on, or about to commence, which is, or is likely to be, competitive with any part of the business of any Group Company with which the Executive was engaged or concerned in the 12 months before the suspension started. In addition or alternatively, the Company may during the whole or any part of such period of notice require the Executive to perform duties at such locations as the Company may require. Throughout any such period of suspension the Executive’s salary and other benefits to which he is entitled under this agreement shall continue to be paid or provided by the Company. At any time during such period the Executive will, at the request of the Board, immediately resign, without claim for compensation, his office as a director of the Company and any directorship or other office held by him in any Group Company.

Provided that the Executive’s employment is not terminated for either a reason set out in clause 11(1) or for any act of gross misconduct, then Equant will pay a lump sum cash payment, equal to 24 months of base salary and an on target bonus within 30 days of the date of the termination. This payment will be in full and final settlement of all claims the Executive may have against Equant.

(4)	On the termination of the Appointment in any way (whether lawfully or otherwise) or either party giving notice to terminate the Appointment or the Company exercising its right of suspension as mentioned in subclause (3), the Executive will immediately:

(a)	resign all offices held by him in any Group Company (without prejudice to the rights of any party arising out of this agreement or the termination of the Appointment);

(b)	return the Company’s car and its keys to the Company at such place as it nominates for the purpose;

(c)	deliver to the Company all other property in his possession, custody or under his control belonging to any Group Company including (but not limited to) business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company; and

(d)	transfer (without payment) to the Company (or as the Company may direct) any qualifying or nominee shares provided by it or any third party in any Group Company to him.

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(5)	The Executive will at the time of executing this agreement appoint the Company as his attorney by executing a power of attorney in the form set out in Schedule 2 to do and sign in his name and on his behalf any thing and document as may be required to make his resignation effective.

(6)	With effect from the date of termination of the Appointment, all the rights and obligations of the parties under this agreement will cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this agreement before that date. Termination of the Appointment will not prejudice any other rights of the Company.

(7)	If the Executive’s remuneration falls to be assessed for the purpose of calculating compensation or damages for breach of this agreement, the parties acknowledge and agree that he has no right to or legitimate expectation of any future increase in remuneration or any future payment of a bonus.

(8)	If during the Appointment or during the period in which any of the restrictions in this clause operate after the Termination Date, any person makes any offer to the Executive of employment or of a contract for services or of consultancy or any other contract which would or might involve the Executive in being in breach of any of those restrictions, the Executive must bring the terms of this clause to the attention of that person.

(9)	If during the Appointment the Executive is granted participation in a share option or share incentive scheme, any extinction or curtailment of any rights or benefits under the scheme by reason of any transfer of his employment or its termination, howsoever arising, will not form part of any claim for damages for breach of this agreement or compensation under any statutory provision. The effect of any such transfer, suspension or termination on the Executive’s rights or benefits under the scheme will be determined in accordance with the rules, terms and conditions of the scheme and not in accordance with the provisions (other than this sub-clause) of this agreement.

(10)	The payments provided in Section 11 are conditioned upon and subject to Executive complying with clauses 13 and 14 and are in full and final settlement of all claims the Executive may have against Equant, any Group Company, or the directors, officers or executives thereof.

12.	DEATH AND DISABILITY

12.1	Death

If Executive dies while employed by Equant, any benefits payable to Executive’s beneficiaries shall be determined under the retirement, survivor’s benefits, insurance, and other applicable programs of Equant then in effect. Equant’s obligations under Articles 4.1 and 4.2 of this Agreement shall expire immediately upon Executive’s death. However, Equant shall pay to Executive’s beneficiaries the sum of: (i) any earned but unpaid Base Salary and (ii) any unpaid Performance Bonus earned by the Executive in the year preceding the date of termination (the amounts payable pursuant to clauses (i) and (ii) shall be collectively referred to as the “Accrued Obligations”) plus a pro rata portion of the Target Bonus under Article 4.2 for the year of termination if any bonus is payable. In addition, Executive’s beneficiaries shall receive all other rights and benefits in which Executive is vested pursuant to other plans and programs of Equant, to the extent provided for under such plans or programs.

12.2	Disability

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If Executive becomes totally and permanently disabled while employed by Equant, Equant may terminate Executive’s employment upon determination of such total and permanent disability. For purposes of this Agreement, Executive shall be treated as “totally and permanently disabled” if he qualifies for benefits under Equant’s long-term disability plan (a “Disability”). Equant’s obligations under Article 4.1 and 4.2 shall expire immediately upon such termination, however, Equant shall pay to Executive the Accrued Obligations through the date of such termination plus a pro rata portion of the Target Bonus under Article 4.2 for the year of termination if any bonus is payable. In addition, Executive shall be entitled to benefits under Equant’s long-term disability plan, and Executive shall receive all other rights and benefits in which he is vested pursuant to other plans and programs of Equant to the extent provided for under such plans or programs.

13.	CONFIDENTIAL INFORMATION

(1)	The Executive must not make use of or divulge to any person, and must use his best endeavours to prevent the use, publication or disclosure of, any information of a confidential or secret nature:

(a)	concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with his employment or his holding any office within the Group from any source within the Company or any Group Company; or

(b)	concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

For the purposes of paragraph (a) above, information of a confidential or secret nature includes but is not limited to specific technical characteristics, wage and salary information and/or any other business information not in the public domain.

(2)	This clause does not apply to information which:

(a)	is used or disclosed in the proper performance of the Executive’s duties or with the prior written consent of the Company or any Group Company;

(b)	is or comes to be in the public domain (except as a result of a breach of the Executive’s obligations under subclause (1)); or

(c)	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

(3)	This clause continues to apply after the termination of the Appointment (whether terminated lawfully or not) without limit of time.

(4)	Each of the restrictions in each paragraph or subclause above will be enforceable independently of each of the others and its validity will not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question will apply with such modification as may be necessary to make it valid.

13.2	Inventions and Other Developments.

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Any invention, formula, technique, process, concept, system, program, or customer list without limitation, and to which Executive may otherwise have intellectual property rights, made or conceived by Executive during his employment with Equant and the Group Companies that relates to activities or proposed activities of Equant or the Group Companies (collectively referred to as “Developments”) shall be the sole property of Equant or the Group Companies. Executive shall immediately disclose all Developments to Equant in writing. Executive hereby irrevocably assigns full title and any and all rights in any such Developments to Equant.

13.3	Return of Property.

Upon termination of Executive’s employment with Equant, Executive shall return to Equant immediately all Confidential Information, Trade Secrets, and other property of Equant and the Group Companies, including, without limitation, all handbooks, training materials, reports, policy statements, software programs, and other materials acquired by Executive in connection with his employment with Equant and the Group Companies.

14.	PROTECTIVE COVENANTS

(1)	In this clause:

(a)	“Relevant Period” means the period of 12 months ending on the Termination Date;

(b)	“Relevant Area” means any part of any country in which the Executive was actively involved in the business of the Company or another Group Company at any time during the Relevant Period;

(c)	“Termination Date” means the date on which the Appointment terminates; and

(d)	references to the Company or another Group Company include its successors in business if the succession occurs after the Termination Date.

(2)	The Executive covenants with the Company that he will not for a period of 6 months after the Termination Date be concerned in any business which is carried on in the Relevant Area and which is competitive or likely to be competitive with any business in which the Executive was actively involved during the course of his employment during the Relevant Period and which is carried on by the Company or another Group Company at the Termination Date. For this purpose, the Executive is concerned in a business if:

(a)	he carries it on as principal or agent; or

(b)	he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(c)	he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(d)	he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business,

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(6)	The covenants in this clause are for the benefit of the Company itself and as trustee for each other Group Company.

(7)	Each of the restrictions in each paragraph or subclause above are enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in sub-clause (1)) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

(8)	The Executive acknowledges that his senior position with the Company and any Group Company gives him access to and the benefit of confidential information vital to the continuing business of the Company and any Group Company and influence over and connection with the Company’s customers, suppliers, distributors, agents, employees, workers, consultants and directors and those of any Group Company in or with which the Executive is engaged or in contact and acknowledges and agrees that the provisions of this clause are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and any Group Company.

(9)	If any person, during the Appointment or any period during which the covenants in this clause apply, offers to the Executive any arrangement or contract which might or would cause the Executive to breach any of the covenants, he will notify that person of the terms of this clause.

(10)	The Company acknowledges that you will retain your chairmanship of the Branshaw Foundation and of Servista. You will be entitled to devote up to half a day each month to these activities provided there is no conflict of interest with the Company or any Group Company.

15.	INTELLECTUAL PROPERTY

(1)	For purposes of this Agreement, the following definitions apply:-

(a)	“Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

(b)	“IP Materials” means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by or on behalf of the Executive in the course of performing his obligations under this agreement and which are protected by or relate to Intellectual Property Rights.

(2)	To the extent that ownership of Intellectual Property Rights does not vest in the company by operation of law, the Executive hereby assigns to the Company all Intellectual Property rights which arise in the course of performing his obligations under this Agreement (including all present and future copyright, and copyright revivals and extensions). This assignment shall take effect upon the creation of each of the Intellectual Property Rights.

(3)	The Executive agrees to sign all documents and do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this Clause. This includes joining in any application, which may be made by the Company’s sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design).

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(4)	The Executive may only use the Intellectual Property Rights and IP Materials to perform his obligations under this Agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

(5)	The Executive waives all moral rights in IP Materials to which he would otherwise be entitled under the law of any relevant jurisdiction.

(6)	The Executive shall immediately transfer to the company all IP Materials in his possession or under his control when this Agreement expires or terminates for any reason, or at any time when the Company requests transfer. No copies or other record of any IP Materials may be retained by the Executive except with the prior written consent of the Company.

(7)	This clause shall survive expiry of this Agreement, or its termination for any reason.

16.	RECONSTRUCTIONS

If the Company is to be wound up for the purpose of a reconstruction or amalgamation or the Company transfers all or a substantial part of its business to another company and the Company procures that the Executive is offered employment by the reconstructed or amalgamated or transferee company on similar terms to the terms of this agreement for the remainder of the Appointment, the Executive will have no claim against the Company in respect of the termination of his employment under this agreement.

17.	REPRESENTATIONS AND WARRANTIES

Executive represents and warrants to Equant that Executive is legally free to make and perform this Agreement, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations hereunder, and that the complete performance of Executive’s obligations hereunder will not violate any law, regulation, order or decree of any governmental or judicial body or contract by which he is bound. Executive agrees not to use in the course of Executive’s employment hereunder any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which he is bound or decision, law, regulation, order or decree of any governmental or judicial body.

18.	NOTICE

Any notices, requests, demands, or other communications required by this Agreement shall be in writing and either sent by (i) hand delivery; (ii) facsimile; or (iii) registered or certified mail to Executive at the last address he has filed in writing with Equant, and to Equant in care of the Supervisory Board. For purposes of this Agreement, notices shall be sent to the following addresses, and any such address may be changed by notification in writing in compliance with the provisions of this Agreement.

19.	MISCELLANEOUS

19.1	Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to Executive’s employment by Equant and supersedes any and all prior understandings, agreements or

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correspondence between the parties with respect thereto. Except as may be specifically provided for herein, this Agreement may not be amended or extended in any respect except by a writing signed by both parties hereto.

19.2	Modification.

The Agreement shall not be canceled or amended in any way except by mutual Agreement of the parties evidenced by a written instrument signed by both parties.

19.3	Severability.

If any provision or portion of this Agreement is determined to be invalid or unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

19.4	Counterparts.

The Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

19.5	Tax Withholding.

Equant may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required under any law or governmental regulation or ruling.

19.6	Beneficiaries.

Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Compensation Committee or its designee. Executive may make or change such designation at any time.

20.	GOVERNING LAW

This agreement is governed by and construed in accordance with English law.

21.	OTHER DOCUMENTS

The following documents have been issued to the Executive:

•	Staff Handbook: some of the contents of the handbook form part of the contracts of employment of the Company’s employees (including the Executive); where this is the case a statement to that effect is made in the handbook. Otherwise the handbook provides information as to the Company’s current practices and policies in certain areas but it is not contractually binding.

•	Pension Scheme explanatory booklet.

•	Equal opportunities policy.

•	Health & Safety policy.

•	Equant Code of Conduct

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22.	THIRD PARTY RIGHTS

Apart from any Group Company, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999

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IN WITNESS WHEREOF, Executive and Equant have executed this Agreement with effect as of the Effective Date.

Equant N. V.

/s/ Howard Ford Howard Ford	/s/ Didier Delepine Didier Delepine President & CEO

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SCHEDULE 1

Statement of Employment Particulars

The following constitutes the statement of the particulars of the Executive’s employment issued pursuant to the Employment Rights Act 1996. The particulars are those which apply on the date of this agreement:

Name of employer - the Company as defined on page 1 above.

Name of employee - the Executive as defined on page 1 above.

Date of commencement of employment - see clause 2.

Date of commencement of continuous period of employment (if different from above) - the Executive’s previous employment with Equant shall be treated as part of his continuous period of employment.

Scale or rate of remuneration or method of calculating remuneration - see clause 4.

Intervals at which remuneration is paid - monthly - see clause 4.

Hours of work - there are no fixed hours of work - see clause 2. The Executive agrees that Regulations 4(1) and (2), 6(1), (2) and (7), 10(1), 11(1) and (2) and 12(1) of the Working Time Regulations 1998 (48 hour week, night work, rest periods etc.) do not apply to the Appointment.

Holidays (including public holidays) and holiday pay - see clause 6. There are no specific rules which apply regarding the giving of notice by the Executive or the Company in respect of holidays.

Sickness or injury and sick pay - see clause 5.

Pension - see clause 4. A contracting-out certificate within the meaning of Part III of the Pension Schemes Act 1993 is [not] in force.

Notice - see clause 2.

Job title - President, Markets & Sales with responsibility for 2 or such alternative or additional functions as may be assigned to the Executive from time to time.

Place of work - see clause 3. The employer’s address is as stated on page 1 above.

Collective agreements -

the Company is not a party to any collective agreement which affects the Executive’s employment.

Working overseas -

the Executive may be required to work overseas for periods exceeding one month but there are currently no particulars to be entered in this regard.

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Grievance procedure - if the Executive is dissatisfied with any disciplinary decision or seeks to redress any grievance relating to his employment, he should raise this in the first instance with the Chief Executive Officer. If the matter is not satisfactorily resolved, the Executive should then apply in writing to the Board and the Board will endeavour to propose a solution within 14 days.

Discipline - the Company expects the highest standards of performance and conduct from its Executives. There are no specific disciplinary rules applicable to the Executive’s employment.

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Equant N.V.

Employment Agreement for Didier Delepine

               This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 29th day of June, 2001, between Equant N. V., a Dutch corporation (“Equant”), acting through the Supervisory Board of Equant, and Didier Delepine (the “Executive”).

               WHEREAS, Equant desires to retain the employment of Executive as Equant’s President and Chief Executive Officer, and Executive desires to serve Equant in such capacity;

               WHEREAS, Equant and Executive desire to set forth their Agreement relating to the terms and conditions of such employment; and

               WHEREAS, the parties have agreed that this Agreement shall become effective (the “Effective Date”) only upon the Closing (as defined in the Contribution Agreement); provided, however, that in the event Executive’s employment with Equant is terminated under circumstances that would constitute an “Anticipatory Termination” (as defined in Article 6.8 of this Agreement) the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

               NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and of other good and valuable consideration which Equant and Executive have received and accept as sufficient, Equant and Executive agree as follows:

Article 1. Definitions

               In this Agreement:

               Articles of Association means the Articles of Association of Equant;

               Compensation Committee means the Compensation Committee of the Supervisory Board of Equant;

               Contribution Agreement means the Contribution Agreement dated as of November 19, 2000, by and among France Telecom SA., Atlas Telecommunications S.A. and Equant;

               Group Company means any company which is for the time being a direct or indirect subsidiary of Equant;

               Subsidiary means any legal persons and companies that form the economic unit of Equant, linked together from an organisation point of view as set out in section 2.24b of the Dutch Civil Code; and

               Supervisory Board means the Supervisory Board of Equant

Article 2. Position, Responsibilities and Term of Employment

     2.1 Position and Responsibilities During the Term (as defined in Article 2.2 of this Agreement), Executive agrees to serve as President and Chief Executive Officer of Equant. In this capacity, Executive shall operate at all times under the supervision of the Supervisory Board. During the Term, Executive shall serve as the Chairman of the Management Board of Equant (the “Management Board”). In addition, Executive may be assigned other duties and responsibilities consistent with his position and titles, as determined by the Supervisory Board.

               Executive shall devote his full time and undivided attention during normal business hours to the business and affairs of Equant and the Group Companies, except for reasonable vacations, illness, or other incapacity. Executive shall not engage in any venture or activity which the Supervisory Board of Equant may, in good fifth, consider to interfere with Executive’s performance of duties hereunder.

     2.2 Term of Employment. The Agreement shall be for an indefinite term, but may be terminated by Executive or the General Meeting of Equant (on proposal by the Supervisory Board) in accordance with Article 6 below. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term.”

Article 3. Location of Work

               At the commencement of the Term, Executive shall be principally based in Atlanta, Georgia. Beginning no later man December 1, 2001, Executive shall be principally based in the Washington D.C. metropolitan area (“Washington”), however, Executive may, at his option, continue to reside in Atlanta, Georgia through June 1, 2002 (the period between December 1, 2001 and June 1, 2002 shall be referred to as the “Commuting Period”). Executive shall relocate his personal residence from Atlanta, Georgia to Washington not later than June 1, 2002. In addition, Executive agrees to undertake such domestic and international travel as may be reasonably required by Equant, including travel to Paris, France.

Article 4. Compensation and Benefits

               Equant shall provide Executive with compensation and benefits as follows:

     4.1 Base Salary. Equant shall pay Executive an annual base salary (the “Base Salary”) of U.S. Six Hundred Thousand Dollars ($600,000) and, effective as of the Effective Date subject to approval of this Agreement by the Supervisory Board, an annual base salary of (i) if Executive is based in Atlanta, Georgia, U.S. One Million Dollars ($1,000,000) and (ii) at such time as Executive is based in Washington, U.S. One Million Seventy Two Thousand Dollars ($1,072,000). The Base Salary shall be paid in accordance with Equant’s customary payroll practices.

          The Base Salary shall be reviewed annually by the Compensation Committee, and may be increased but not decreased. Any increase in Base Salary considered appropriate by the Compensation Committee and approved by the Supervisory Board shall be effective as of the first day of a calendar year (or as of any other date determined by the Compensation Committee and approved by the Supervisory Board).

     4.2 Annual Bonus. Equant shall provide Executive with the opportunity to earn an annual cash bonus for each calendar year (the “Bonus.”) The Bonus shall be based upon Equant’s achievement of reasonable performance goals linked to Equant’s annual budget (the “Performance Goals”). The Performance Goals shall be proposed by Executive and presented to the Supervisory Board for its approval, which approval shall not be unreasonably withheld, prior to each fiscal year with respect to which the Bonus relates; provided that with respect to fiscal year 2001, the Performance Goals shall be proposed by the Executive and presented to the Supervisory Board for its approval within one month following the Effective Date, which Performance Goals shall be based (a) on the performance of Equant with respect to the period from January 1, 2001 through the Effective Date and (b) on the performance of the successor to Equant with respect to the period following the Effective Date through December 31, 2001. The target bonus (the “Target Bonus”) for each year shall be equal to 100% of Executive’s Base Salary except that with respect to fiscal year 2001, the Target Bonus shall be $500,000 with respect to the period from January 1, 2001 through the Effective Date and $500,000 with respect to the period following the Effective Date through December 31, 2001. For the avoidance of doubt, Executive shall be eligible for a Bonus for the full fiscal year 2001 based upon the Base Salary set forth herein even though the Effective Date occurs during such fiscal year. The amount of the Target Bonus that shall be payable to Executive in a fiscal year shall depend upon the achievement of the Performance Goals as outlined in the following table:

Percentage of Performance Goals Achieved
(where “x” represents performance in
relation to Performance Goals)	Target Bonus Multiplier
x<-20%	0
-20%<x<-10% .	.5
-10%<x<10	1
10%<x<20%	1.5
x>20%	2

     4.3 Retirement Benefits. Executive shall participate in any qualified and/or supplemental retirement plans that are made available to other employees of Equant, subject to the eligibility requirements and other provisions of such plans. Executive shall also continue to participate in the pension scheme funded through employer contributions to Commercial Union Life Assurance Company, Ltd. (or any equivalent replacement pension scheme within two years following a Change in Control or any replacement pension scheme more than two years following a Change in Control) on the same terms and conditions that apply to similarly situated executives.

     4.4 Employee Welfare Benefits. Executive shall participate in all welfare benefit plans and arrangements that are made available from time to time to other employees of Equant,

subject to the eligibility requirements and other provisions of such plans and arrangements. Such benefits shall include, but not be limited to, group life insurance, comprehensive health and major medical coverage, dental and vision coverage, annual vacation accruals, and short-term and long-term disability programs. Executive’s current vacation accrual is four (4) weeks per year. Vacation accrual does not carry over from year to year.

               In addition to the benefits described above, Equant shall provide Executive with supplemental life insurance benefits and supplemental accidental death and dismemberment insurance such that Executive’s total coverage under Equant’s basic plans and these supplemental plans shall be equal to two and one-half (2½) times Executive’s Base Salary.

     4.5 Other Benefits. Equant agrees to provide Executive with reasonable club dues for one country club, one health club and one business club, reasonable annual Equant-paid personal tax, estate and financial planning services, an annual Equant-paid physical exam, and an Equant-provided automobile subject to guidelines for Equant’s executives. Equant shall provide Executive with reimbursement on a net after-tax basis for all reasonable moving costs associated with any relocation of Executive’s employment (including without limitation any relocation from Atlanta, Georgia to Washington D.C. and any commuting expenses incurred by Executive during the Commuting Period, each in accordance with Equant’s relocation and commuting policies for its senior executive officers).

     4.6 SITA Group Deferred Share Award Plans; Equant 1998 Share Option Plan and Other Equity-Based Plans. Executive shall be eligible to continue to participate in the SITA Group Deferred Share Award Plan and the Equant 1998 Share Option Plan and to participate in. such other equity or equity-based plans as may be implemented from time to time by Equant (collectively, the “Equity Plans”) on the terms described in this Article 4.6. As of the Effective Date, Equant shall grant to Executive options (the “Options”) pursuant to the Equant 1998 Share Option Plan (the “Option Plan” to purchase nine-tenths of one percent (0.9%) of the Equant ordinary shares outstanding after the Closing. Such Options shall be granted with an exercise price equal to the Fair Market Value (as defined in the Plan) of the underlying Equant ordinary shares on the date following the Closing and after the distribution of Contingent Value Rights or “CVRs” by France Telecom to the shareholders of record of Equant. Such Options shall vest in six approximately equal instalments of one-sixth each on each six-month anniversary of the date of grant, beginning on the six-month anniversary of the date of grant. Thereafter, Executive shall be eligible to receive grants commensurate with his position on terms no less favorable than grants made to other similarly-situated executives. In addition, in the event Equant implements any other equity or equity-based plans, programs or arrangements, Executive shall be eligible to receive grants pursuant to any such plans, programs or arrangements commensurate with his position on terms no less favorable than grants made to other similarly-situated executives

     4.7 Right to Change Plans. Equant may change or discontinue any retirement, benefit or bonus plan, program or arrangement (other than the Bonus), that applies generally to Equant’s executives during the term of this Agreement, provided the change or discontinuance applies equally to each affected executive.

Article 5. Expenses

               Equant shall pay, or reimburse Executive, in accordance with Equant’s established guidelines, for all reasonable, ordinary and necessary expenses which Executive incurs in performing his duties under this Agreement. These expenses include, but shall not be limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees and expenses for membership in professional, business and civic associations, and societies, provided the Compensation Committee agrees that such membership is in the best interest of Equant.

Article 6. Termination of Employment

               Except as provided herein and notwithstanding Article 2.2, the Term shall end upon the earliest to occur of (i) a termination of Executive’s employment on account of Executive’s death, (ii) a termination of Executive’s employment due to Executive’s Disability, (iii) a termination of Executive’s employment by Equant for Cause, (iv) a termination of Executive’s employment by Equant Without Cause, (v) a termination of Executive’s employment by Executive for Good Reason, (vi) a voluntary termination of Executive’s employment by Executive other than a termination for Good Reason, or (vii) a termination of the agreement by Equant following the fifth anniversary of the Effective Date, in each case, as described more fully in this Article 6. In the event of any such termination of the Term, Executive shall be entitled to receive the benefits set forth in this Article 6.

     6.1 Death. If Executive dies while employed by Equant, any benefits payable to Executive’s beneficiaries shall be determined under the retirement, survivor’s benefits, insurance, and other applicable programs of Equant then in effect. Equant’s obligations under Articles 4.1 and 4.2 of this Agreement shall expire immediately upon Executive’s death. However, Equant shall pay to Executive’s beneficiaries the sum of: (i) any earned but unpaid Base Salary and (ii) any unpaid Bonus earned by the Employee in the year preceding the date of termination (the amounts payable pursuant to clauses (i) and (ii) shall be collectively referred to as the “Accrued Obligations”) plus a pro rated portion of the Target Bonus under Article 4.2 for the year of termination. In addition, Executive’s beneficiaries shall receive all other rights and benefits that Executive is vested in pursuant to other plans and programs of Equant (including, but not limited to, the retirement plans and the equity and equity-based incentive programs described in Articles 4.3 and 4.6). All awards granted to Executive pursuant to the equity and equity-based programs described in Article 4.6, including without limitation the Options, shall vest and become exercisable upon such termination of employment. The Options shall remain exercisable by Executive’s beneficiaries for twelve (12) months following Executive’s termination of employment by reason of his death.

     6.2 Disability. If Executive becomes totally and permanently disabled while employed by Equant, Equant may terminate Executive’s employment upon determination of such total and permanent disability. For purposes of this Agreement, Executive shall be treated as “totally and permanently disabled” if he qualified for benefits under Equant’s long-term disability plan (a “Disability”). Equant’s obligations under Article 4.1 and 4.2 shall expire immediately upon such termination, however, Equant shall pay to Executive the Accrued Obligations through the date of such termination plus a pro rata portion of the Target Bonus under Article 4.2 for the year of termination. In addition, Executive shall be entitled to benefits under Equant’s long-term disability plan, and Executive shall receive all other rights and benefits that he is vested in pursuant to other plans and programs of Equant (including, but not limited to, the retirement plans and the equity and equity-based programs described in Articles 4.3 and 4.6). All awards granted to Executive pursuant to the equity and equity-based programs described in Article 4.6, including without limitation the Options, shall vest and become exercisable upon such termination of employment. The Options shall remain exercisable by Executive or Executive’s legal representative, as the case may be, for six (6) months following Executive’s termination of employment by reason of his Disability.

     6.3 Voluntary Termination by Executive or Termination by Equant after the Fifth Anniversary of the Effective Date.

     (a) Executive may terminate his employment at any time by giving written notice to the Supervisory Board at least ninety (90) days before the effective date of such termination. (The Supervisory Board may, in its discretion, require a termination date that is earlier than the termination date specified by Executive at the time of notice.) Upon the effective date of such termination, Equant shall pay Executive the Accrued Obligations, plus any other benefits in accordance with other plans and programs of Equant in which Executive is vested at the time of his termination (including, but not limited to, the retirement plans and equity and equity-based award programs described in Articles 4.3 and 4.6). Except as provided in Articles 6, 7 and 8, Equant and Executive shall have no further obligations under this Agreement following a voluntary termination of Executive’s employment by Executive.

     (b) In addition, anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time after the fifth anniversary of the Effective Date by the general meeting of shareholders or by the Supervisory Board in accordance with the Articles of Association. Any such termination shall be deemed to be a voluntary termination by Executive. Upon the effective date of such termination, Equant shall pay Executive the Accrued Obligations, plus any other benefits in accordance with other plans and programs of Equant in which Executive is vested at the time of his termination (including, but not limited to the retirement plans and equity and equity-based award programs described in Articles 4.3 and 4.6). Except as provided in Articles 6, 7 and 8, Equant and Executive shall have no further obligations under this Agreement following any termination pursuant to this Section 6.3(b).

     6.4 Termination by Executive for Good Reason. Executive may terminate his employment at any time for “Good Reason” (as defined herein) by giving written notice to the Supervisory Board at least thirty (30) days before the effective date of such termination and providing Equant the opportunity to cure the circumstances giving rise to such good reason, if curable, within twenty (20) days following receipt of such notice. This notice must set forth in reasonable detail the facts and circumstances that give rise to a termination under this Article 6.4.

               Upon the effective date of a termination under this Article 6.4, Equant shall pay Executive the Accrued Obligations through the effective date of such termination, plus a Pro rata portion of the Target Bonus under Article 4.2 for the year of termination. Equant shall also pay any other benefits in accordance with other plans and programs of Equant in which Executive is vested at the time of his termination (including, but not limited to, the retirement plans and the equity and equity-based award programs described in Articles 4.3 and 4.6). Except as provided in Articles 6, 7 and 8, Equant and Executive shall not have any further obligations under this Agreement.

               For purposes of this Agreement, Executive’s termination of his employment shall be for “Good Reason” if —

     (a) Equant reduces Executive’s Base Salary or Target Bonus opportunity from that in effect on the Effective Date (or from any higher Base Salary or Target Bonus opportunity that was put in effect as of any subsequent date);

     (b) Equant (through the Supervisory Board) reduces Executive’s responsibilities, authority, title, or duties, or otherwise adversely changes his reporting relationships or working conditions (including a relocation within three years of the Closing other than to Washington as contemplated by Article 3 herein);

     (c) Equant discontinues the bonus program referred to in Article 4.2 (except in extraordinary circumstances such as abnormal programs or losses) or the other benefit plans and programs referred to in Articles 4.3, 4.4, 4.5, and 4.6 (or any replacement plans or programs), in which Executive is eligible to participate in, unless such discontinuance satisfies Article 4.7;

     (d) Equant discontinues Executive’s participation in the plans and programs referred to in subsection (c) above without terminating the participation of Equant’s other executives;

     (e) Equant fails to obtain an Agreement from any successor employer to assume this Agreement, as provided in Article 9.1;

     (f) Equant fails to make any equity or equity-based grants contemplated by Article 4.6;

     (g) The Supervisory Board unreasonably fails to approve Performance Targets proposed by Executive pursuant to Article 4.2;

     (h) The Supervisory Board fails to approve the applicable Base Salary of $1,000,000 or $1,072,000, as the case may be, pursuant to Article 4.1; or

     (i) Equant materially breaches any of the terms of this Agreement.

               Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s failure to give notice of “Good Reason” under this Article 6.4 within six (6) months of the date of the occurrence of the act, event, failure to act or circumstance giving rise to “Good Reason” shall constitute a waiver of Executive’s right to terminate his employment for “Good Reason” solely with respect to such act, event, failure to act or circumstance.

     6.5 Termination by Equant for Cause. Equant may terminate Executive’s employment at any time for “Cause” (as defined herein). In this event, Equant shall pay Executive any Accrued Obligations through the effective date of such termination, plus any benefits under other plans or programs in which Executive is vested at the time of his termination (including, but not limited to, the retirement plans and the equity and equity-based programs described in Articles 4.4 and 4.6). Following Equant’s termination of Executive’s employment for Cause, except as provided in Articles 6, 7 and 8, Equant and Executive shall have no further obligations under this Agreement.

               For purposes of this Agreement, Executive’s termination of employment will be for “Cause” if the Supervisory Board reasonably determines that Executive—

     (a) Has committed an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or

     (b) Has been grossly negligent in the performance of any or all material terms of this Agreement for reasons other than Executive’s death, disability, or retirement, and Executive has been given the written notice specified in this Article and has failed to cure any defect in performance as specified in such notice; or

     (c) Has committed any act of gross misconduct in the performance of his duties under this Agreement or is guilty of any conduct which, in the reasonable opinion of the Supervisory Board brings him, the Supervisory Board or any member thereof, Equant or any Group Company into serious disrepute; or

     (d) Has materially breached any of the terms of this Agreement.

               Equant shall give Executive written notice specifying the conduct alleged to have constituted such cause and provide Executive the opportunity to cure such conduct, if curable, within twenty (20) days following receipt of such notice.

     6.6 Termination by Equant Without Cause. Equant may terminate Executive’s employment at any time, for any reason, by giving Executive written notice at least ninety (90) days before the effective date of such termination.

               Upon the effective date of a termination under this Article 6.6, Equant shall pay Executive any Accrued Obligations through the effective date of such termination, plus a pro rata portion of the Target Bonus under Article 4.2 for the year of termination. Equant shall also pay any other benefits in accordance with other plans and programs of Equant in which Executive is vested at the time of his termination (including, but not limited to, the retirement plans and the equity and equity-based programs described in Articles 4.4 and 4.6). Except as provided in Articles 6, 7 and 8, Equant and Executive shall not have any further obligations under this Agreement.

     6.7 Termination By Executive for Good Reason or by Equant Without Cause, in Each Case Not within Two (2) Years Following a Change in Control. If the Agreement is terminated by Executive for Good Reason under Article 6.4, or by Equant Without Cause under Article 6.6, provided, in each case that such termination does not occur within two (2) years following a Change in Control (as defined in Article 6.9), Executive shall be entitled to—

     (a) A lump sum cash payment equal to twenty-four (24) full months of Base Salary in effect as of the effective date of termination, payable within thirty (30) days following such termination; and

     (b) Continuation of health care benefits and group-term life insurance benefits for twenty-four (24) months following the effective date of termination or, if shorter, through the effective date of Executive’s coverage under a subsequent employer’s plan or policy.

     (c) Equant shall cause the immediate vesting of all awards granted to Executive under the equity and equity-based programs described in Article 4.6, including without limitation the Options, which shall vest and become exercisable upon such termination of employment. The Options shall remain exercisable by Executive until the date on which such Options were originally scheduled to lapse in the Award Agreement (as defined in the Option Plan).

     6.8 Termination By Executive for Good Reason or by Equant Without Cause, in Each Case Within Two Years Following a Change in Control. If Executive’s employment is terminated by Executive for Good Reason under Article 6.4 or by Equant Without Cause under Article 6.6, provided, in each case, that such termination occurs within two (2) years following a Change in Control <as defined in Article 6.9), Executive shall be entitled to the following benefits:

     (a) A lump sum cash payment, payable to Executive within thirty (30) days following the termination of employment, equal to the product of three (3) multiplied by the highest rate of annual Base Salary payable to Executive during the period commencing immediately prior to the Change in Control and ending on the date of termination of Executive’s employment; and

     (b) A lump sum cash payment, payable to Executive within thirty (30) days following the termination of employment, equal to the product of three (3) multiplied by Executive’s “Highest Annual Bonus.” For purposes of this Agreement, “Highest Annual Bonus” shall mean Executive’s highest annual bonus paid or payable, including by reason of deferral (and annualized for any fiscal year consisting of less than twelve (12) full months for which Executive has been employed for less than twelve full months) for any of the three (3) most recent fiscal years of Equant, provided that the Highest Annual Bonus shall in no event be less than the higher of (i) Executive’s target or contractual bonus for the fiscal year immediately preceding the Change in Control or (ii) Executive’s target or contractual bonus for the fiscal year in which the Change in Control occurs.

     (c) Continuation of health care benefits and group-term life insurance benefits for thirty-six (36) months following the effective date of termination or, if shorter, through the effective date of Executive’s coverage under a subsequent employer’s plan or policy.

     (d) Equant shall provide Executive with the services of an outplacement consultant selected by Executive pursuant to a program format selected by Executive having a fee not in excess of $20,000. Such fee shall be paid by Equant. In the alternative, Executive may choose not to retain the services of an outplacement consultant and instead receive an additional lump sum payment of $20,000 from Equant. Equant shall make such payment within thirty (30) days of Executive’s written election not to receive outplacement services.

     (e) In addition, in the event Executive’s employment with Equant is terminated or the terms and conditions of Executive’s employment are adversely changed in a manner which would constitute grounds for a termination of employment by Executive for Good Reason, in either such case, during the six month period prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination of employment or adverse change (i) was at the request of a third party who has taken steps reasonably calculated to effectuate the Change in Control or (ii) otherwise arose within six months of and in connection with or anticipation of a Change in Control (an “Anticipatory Termination”), then for all purposes of this Agreement, Executive’s employment shall be deemed to have been terminated by the Executive for “Good Reason” following a Change in Control and Executive shall be entitled to receive the benefits set forth in this Article 6.8.

     6.9 Change in Control. For purposes of this Agreement, a “Change in Control” shall mean —

     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of Equant (the “Outstanding Equant Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Equant entitled to vote generally in the election of directors (the “Equant Voting Securities”), provided, however, that any acquisition by (x) Equant or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by Equant or any of its Subsidiaries or (y) any corporation with respect to which, immediately following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the elections of directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Equant Common Stock and Equant Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Equant Common Stock and Equant Voting Securities, as the case may be, shall not constitute a Change in Control; or

     (b) should any shareholder acquire the right to appoint a majority of the Supervisory Board or have a majority of the Supervisory Board be “Affiliated,” within the definition contained in the Equant’s Articles of Association, with any shareholder; or

     (c) approval by the shareholders of Equant of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Equant Common Stock and Equant Voting Securities immediately prior to such Business Combination do not in the aggregate, immediately following such Business Combination, beneficially own, directly or indirectly, more man 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Equant Common

Stock and Equant Voting Securities, as the case may be; or

     (d) (i) a complete liquidation or dissolution of Equant or (ii) sale or other disposition of all or substantially all of the assets of Equant other than to a corporation with respect to which, immediately following such sale of disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then beneficially owner, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Equant Common Stock and Equant Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Equant Common Stock and Equant Voting Securities, as the case may be, immediately prior to such sale or disposition; or

     (e) the Closing of the transactions contemplated by the Contribution Agreement.

     Effective immediately upon a Change in Control, Equant shall cause all options issued to Executive pursuant to the Option Plan prior to such Change in Control to become immediately exercisable, all Restricted Shares issued to Executive pursuant to the Option Plan to vest and all other equity awards granted to Executive pursuant to the equity and equity-based programs described in Article 4.6 to vest. Such options shall remain exercisable by Executive until the date on which such options were originally scheduled to lapse in the Award Agreement (as defined in the Option Plan). In addition, in the event that Executive’s employment terminates prior to the Change in Control and such termination is an Anticipatory Termination and, as a result of such Anticipatory Termination Executive forfeits any options or the right to receive any options pursuant to Section 4.6 (other than, in the case of the Change in Control referred to in Article 6.9(e), the Options) (the “Forfeited Options”), Restricted Shares (the “Forfeited Shares”), ordinary awards under the SITA Plan (the “Forfeited Ordinary Awards”) or discretionary awards under the SITA Plan (the “Forfeited Discretionary Awards”), Equant shall pay to Executive, within thirty (30) days following the Change in Control, a cash lump sum payment equal to the sum of (a) the product of (i) the excess, if any, of the fair market value of a Share (as defined in the Option Plan) on the date the Change in Control occurs over the per share option exercise price applicable to the Forfeited Options under the Option Plan and (ii) the number of Forfeited Options and (b) the product of (i) the fair market value of a Share (as defined in the Option Plan) on the date the Change in Control occurs and (ii) the number of Forfeited Shares and (c) the product of (i) the fair market value of a Share (as defined in the Option Plan) on the date the Change in Control occurs and (ii) the number of Shares (as defined in the Option Plan) underlying the Forfeited Ordinary Awards and (d) the product of (i) the excess, if any, of the fair market value of a Share (as defined in the Option Plan) on the date the Change in Control occurs over $3.89 and (ii) the number of Shares (as defined in the Option Plan) underlying the Forfeited Discretionary Award.

     6.10 Certain Additional Payments

     (a) In the event that Executive becomes entitled to severance benefits or any other payment or benefit under this Agreement, including any payment or benefit related to the Executive’s awards under the Option Plan or other Equity Plans or any other agreement with or plan of Equant (in the aggregate, the “Total Payments”) and if any of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”)(or any similar tax that may hereafter be imposed), Equant shall pay to Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and similar charges and Excise Tax upon the Gross-Up Payment provided for by this Article (including any taxes or similar charges imposed pursuant to the Federal Insurance Contribution Act (FICA) and the Federal Unemployment Tax Act (FUTA)), shall be equal to the Total Payments. Such payment shall be made by Equant to Executive at the time that such Excise Tax becomes due and payable by Executive or, in the event such payment is required to be made in connection with a termination of Executive’s employment, as soon as practicable after the date of such termination and, in any event, no later than the date on which such payment becomes due and payable by Executive.

      (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(i)	Any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Equant, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a “group” as defined in Section 13(d) therein) whose actions result in a Change in Control or any person affiliated with Equant or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax unless such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(ii)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (x) the total amount of the Total Payments; or (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above); and

(iii)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Equant’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the effective date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     (c) In the event that it is subsequently determined that the Gross-Up Payment provided to Executive pursuant to this Agreement should have been greater, Equant shall immediately pay such additional amount to Executive. In the event that it is subsequently determined that the Gross-Up Payment provided to Executive pursuant to this Agreement should have been less, then Executive shall reimburse Equant such that Executive on a net after-tax basis is held harmless.

     (d) All determinations made pursuant to this Article 6.10 shall be made by the persons who were Equant’s independent auditors immediately preceding the Change in Control, or such other persons as are mutually acceptable to Equant and Executive.

Article 7. Nondisclosure and Nonsolicitation

     7.1 Nondisclosure of Confidential Information or Trade Secrets. During Executive’s employment with Equant, Executive agrees not to use or disclose any confidential information or trade secrets other than as required in connection with Executive’s duties hereunder. Without the prior written consent of the Supervisory Board, Executive also agrees not to directly or indirectly disclose to any person any confidential information or trade secrets for the benefit of Executive or any other person following Executive’s termination of employment with Equant.

          For purposes of this Article 7, “confidential information” means information other than trade secrets, relating to Equant or the Group Companies, or their business or suppliers, that is not generally known by persons not employed by Equant or the Group Companies, and that Executive learned of as a result of his relationship with Equant and the Group Companies. For purposes of this Article 7, “trade secrets” mean any proprietary or confidential information relating to Equant or the Group Companies, or their business or suppliers, that is not generally known by persons not employed by Equant or the Group Companies, the disclosure of which would permit such persons to derive actual or potential value from, or to, Equant or the Group Companies.

          This Article 7.1 shall not limit or otherwise interfere with Executive’s legal obligation to disclose confidential information to Federal or state law, provided Executive gives Equant advance written notice of the disclosure requirement and an opportunity to contest such requirement prior to disclosure.

          To the extent that the confidential information or trade secrets are “trade secrets” under state or Federal law, the Agreement does not limit Equant’s rights or remedies.

     7.2 Inventions and Other Developments. Any invention, formula, technique, process, concept, system, program, or customer list without limitation, and to which Executive may otherwise have intellectual property rights, made or conceived by Executive during his employment with Equant and the Group Companies that relate to activities or proposed activities of Equant or the Group Companies (collectively referred to as “developments”) shall be the sole property of Equant or the Group Companies. Executive shall immediately disclose all developments to Equant in writing. Upon Equant’s request, Executive shall assign title to any developments to Equant.

     7.3 Return of Property. Upon termination of Executive’s employment with Equant, Executive shall return immediately all confidential information, trade secrets, and other property of Equant and the Group Companies, including, without limitation, all handbooks, training materials, reports, policy statements, software programs, and other materials acquired by Executive in connection with his employment with Equant and the Group Companies.

     7.4 Noncompetition; Nonsolicitation of Customers. For a period of two (2) years following Executive’s termination of employment with Equant for any reason, Executive shall not, without the prior written consent of the Supervisory Board —

     (a) accept any position with, or material ownership interest in (defined as at least a five percent (5%) stockholder or having at least a five percent (5%) interest in profits), any other person, entity or business that is a competitor (or is reasonably anticipated to become a competitor) of Equant or any Group Company; or

     (b) directly or indirectly solicit customers of Equant or any Group Company with whom Executive had contact relating to his employment within the 12-month period preceding his termination of employment.

     7.5 Nonsolicitation of Employees. For a period of two (2) years following termination of Executive’s employment with Equant for any reason, Executive shall not, without the prior written consent of the Supervisory Board, directly or indirectly solicit for the purpose of taking away any person who is an employee of Equant or any Group Company or any person who is under contract with Equant or any Group Company.

     7.6 Remedies. Any breach of this Article 7 will entitle Equant to injunctive relief in addition to the right to seek monetary damages and any other remedy at law. Executive shall be liable for all reasonable attorneys’ fees, court costs, and related costs incurred by Equant to enforce this Article 7.

          Failure or delay of either party in exercising any right under this Article 7 will not constitute a waiver of that right.

Article 8. Indemnification

          Equant hereby covenants and agrees to indemnify and hold harmless Executive fully, completely, and absolutely against any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations under this Agreement.

Article 9. Assignment

          9.1 Assignment by Equant. This Agreement shall be binding on, and inure to the benefit of, any successor to Equant. For purposes of this Article 9.1, a “successor” shall mean any entity that acquires all or substantially all of the assets or the business of Equant through a merger, purchase, consolidation, or other similar transaction. Any “successor” entity shall be treated as Equant for all purposes under this Agreement. However, notwithstanding the assignment of this Agreement to a successor entity, Equant shall remain, with such successor, jointly and severally liable for Equant obligations under this Agreement.

          If Equant fails to obtain the Agreement of a successor entity to assume this Agreement prior to the date on which such entity becomes a successor, Executive may terminate this Agreement for Good Reason under Article 6.

           Except as specifically provided in this Article 9.1, this Agreement may not be assigned by Equant.

     9.2 Assignment by Executive. Executive may not assign his duties under this Agreement to any other individual or entity. However, this Agreement may be enforced by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. In the event of Executive’s death before all benefits to which Executive is entitled to under this Agreement have been paid, the remaining benefits shall be paid to Executive’s devisee, legatee, or other designee or, in the absence of such designee, to Executive’s estate.

Article 10. Dispute Resolution and Notice

     10.1 Dispute Resolution. Any controversy or claim arising out of this Agreement shall be settled by the selection of a neutral arbitrator and arbitration held in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

          The arbitration shall be held in New York, New York or such other place as the parties may agree to prior to such arbitration. The costs of arbitration shall be borne by parties in the manner determined by the arbitrator. However, if the dispute concerns contractual rights that arise in relation to or after a Change in Control (as defined in Article 6.8) the costs of the arbitration (and any reasonable attorney’s fees incurred by Executive) shall be borne by Equant.

     10.2 Notice. Any notices, requests, demands, or other communications required by this Agreement shall be in writing and sent by registered or certified mail to Executive at the last address he has filed in writing with Equant, and to Equant in care of the Supervisory Board. For purposes of this Agreement, notices shall be sent to the following addresses, and any such address may be changed by notification in writing in compliance with the provisions of this Agreement.

If to Equant:

Supervisory Board
Address 1:	Spektrum Building
Gatwick Street 21/23
1043 GL Amsterdam NL

Directeur Branche Entreprises
Address 2:	France Télécom
6, place d’Alleray
75505 Paris Cedex 15

If to Executive:

Mr. Didier J. Delepine
Address 1:	3312 Sulky Circle
Marietta, Georgia 30067
USA

Address 2:	400 Galleria Parkway
Atlanta, GA 30339
USA

Article 11. Miscellaneous

     11.1 Entire Agreement. This Agreement supersedes any prior Agreements or understandings, oral or written, between Equant or any Group Company and Executive with respect to the subject matter addressed herein (including, without limitation, the Employment Agreement dated as of January 1, 1996 between Equant, Inc. and Executive and the Employment Agreement dated as of January 1, 1998 between Equant and Executive), and constitutes the entire Agreement between the parties on these matters.

     11.2 Modification. The Agreement shall not be canceled or amended in any way except by mutual Agreement of the parties evidenced by a written instrument signed by both parties.

     11.3 Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceble the remaining provisions or portions of this Agreement shall remain in fall force and effect to the fullest extent permitted by law.

     11.4 Counterparts. The Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     11.5 Tax Withholding. Equant may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required under any law or governmental regulation or ruling.

     11.6 Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Compensation Committee or its designee. Executive may make or change such designation at any time.

     Article 12. Governing Law

          The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, Executive and Equant have executed this Agreement as of June 29, 2001.

Equant N.V.

/s/ Didier J. Delepine	/s/ Jacques Champeaux

Didier J. Delepine	Chairman of the Supervisory Board of Equant

Witness

           France Telecom S.A. hereby agrees to cause the Supervisory Board (within 90 days after the Closing) to approve the foregoing Agreement. In the event the Supervisory Board fails to so approve the foregoing Agreement, France Telecom S.A. hereby agrees that such a failure would constitute “Good Reason” as defined in Article 6.4 and France Telecom further agrees to pay to the Executive any and all amounts that would otherwise have been payable to the Executive by Equant upon a termination of the Executive’s employment by the Executive for Good Reason or by Equant without Cause, in each case, within two years following a Change in Control, to the extent such amounts may not legally be paid by Equant.

          IN WITNESS WHEREOF, France Telecom has signed this agreement as of June 29, 2001.

France Telecom S.A.

/s/ Michel Bon

Title:

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

          THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of 29 June 2001 between Equant N.V., a Dutch corporation (“Equant”), acting through the Supervisory Board of Equant, and Didier Delepine, is effective the 24th day of July, 2002 (the “Amendment Effective Date”).

          WHEREAS, the Executive and Equant have entered into the Employment Agreement;

          WHEREAS, the Executive and Equant desire to amend the Employment Agreement in the manner set forth herein, effective as of July 24, 2002.

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

          1. 3. Location of Work

          Section 3 of the Employment Agreement shall be amended and restated to read in its entirety as follows:

          During the Term, Executive shall be principally based in Atlanta, Georgia. In addition, Executive agrees to undertake such domestic and international travel as may be reasonably required by Equant, including travel to Paris, France.

          2. 4.1 Base Salary

          Section 4.1 of the Employment Agreement shall be amended and restated to read in its entirety as follows:

          Equant shall pay Executive an annual base salary (the “Base Salary”) of U.S. Eight Hundred Thousand Dollars ($800,000). The Base Salary shall be paid in accordance with Equant’s customary payroll practices.

          The Base Salary shall be reviewed annually by the Compensation Committee, and may be increased but not decreased. Any increase in Base Salary considered appropriate by the Compensation Committee and approved by the Supervisory Board shall be effective as of the first day of a calendar year (or as of any other date determined by the Compensation Committee and approved by the Supervisory Board).

          3. 4.2 Annual Bonus

          Section 4.2 of the Employment Agreement shall be amended and restated to read in its entirety as follows:

          Equant shall provide Executive with the opportunity to earn an annual cash bonus for each calendar year (the “Bonus.”) The Bonus shall be based upon Equant’s achievement of reasonable performance goals linked to Equant’s annual budget (the “Performance Goals”). The Performance Goals shall be proposed by Executive and presented to the Supervisory Board for its approval, which approval shall not be unreasonably withheld, prior to each fiscal year with respect to which the Bonus relates. The amount of the Bonus that shall be payable to Executive in a fiscal year shall depend upon the achievement of the Performance Goals as outlined in the following table and shall be equal to the applicable Bonus Multiplier multiplied by Base Salary and adjusted as shown in the third column in the table below; provided that in the event that the percentage of Performance Goals Achieved by Equant is between the percentages of Performance Goals Achieved set forth in the table below, the Bonus Multiplier, as adjusted, shall be linearly interpolated based upon the relative percentage of the Performance Goals Achieved as set forth in the table below. For example, if the Percentage of Performance Goals Achieved were to equal +5% (representing the achievement of Performance Goals halfway between 0% and +10%), the Bonus Multiplier, as adjusted, would equal 1.4375. The target bonus (the “Target Bonus”) for each year shall be the Executive’s Base Salary multiplied by the Bonus Multiplier specified in the table below as applicable when the Percentage of Performance Goals Achieved is on target (x=0%), adjusted as shown in the third column of the table below.

Percentage of Performance Goals
Achieved (where “x” represents		Adjustment for July
performance in relation to Performance	Bonus	24, 2002 Voluntary
Goals)	Multiplier	Base Salary Reduction
X equal or lower than -20%	0	no adjustment
X equal -10%	.7	no adjustment
Target X equal 0% or on target	1.0	multiplied by 1.25
X equal +10%	1.3	multiplied by 1.25
X equal or greater than +20%	2.0	multiplied by 1.25

          4. 4.6 SITA Group Deferred Share Award Plans: Equant 1998 Share Option Plan and Other Equity-Based Plans.

          Section 4.6 of the Employment Agreement shall be amended and restated to read in its entirety as follows:

          Executive shall be eligible to continue to participate in the SITA Group Deferred Share Award Plan and the Equant 1998 Share Option Plan and to participate in such other equity or equity-based plans as may be implemented from time to time by Equant (collectively, the “Equity Plans”) on the terms described in this Article 4.6. As of July 24, 2002,

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Equant shall grant to Executive options (the “Options”) pursuant to the terms and conditions of the Equant 1998 Share Option Plan (the “Option Plan”) to purchase two (2) million ordinary shares of Equant One (1) million of such Options will be granted with an exercise price per ordinary share of Equant equal to the greater of the Fair Market Value (as defined in the Option Plan) of an underlying Equant ordinary share on the date of grant and €13.12 and one (1) million of such Options will be granted with an exercise price equal to the greater of the Fair Market Value (as defined in the Option Plan) of an underlying Equant ordinary share on the date of grant and €30. Such Options shall vest and become exercisable in six approximately equal installments of one-sixth each on each six-month anniversary of the date of grant, beginning on the six-month anniversary of the date of grant. For example, on the date which is six (6) months after the date of grant of the Options, the Options will vest as to 166,666 of the Options with an exercise price per share of €13.12 and as to 166,666 of the Options with an exercise price per share of €30. The grant of one million Options with an exercise price per share of €13.12 shall be evidenced by Option Grant Certificate substantially in the form attached hereto as Exhibit A-l and the grant of one million Options with an exercise price per share of €30 shall be evidenced by an Option Grant Certificate substantially in the form attached hereto as Exhibit A-2. Thereafter, Executive shall be eligible to receive grants commensurate with his position on terms no less favorable than grants made to other similarly-situated executives. In addition, in the event Equant implements any other equity or equity-based plans, programs or arrangements, Executive shall be eligible to receive grants pursuant to any such plans, programs or arrangements commensurate with his position on terms no less favorable than grants made to other similarly-situated executives.

          5. 6.4 Termination by Executive for Good Reason

          Section 6.4(h) of the Employment Agreement shall be deleted in its entirety.

          6. 6.11 Additional Payment

          The following Section 6.11 shall be added to the Employment Agreement.

          Equant shall pay Executive, within thirty (30) days following the earlier to occur of (a) any termination of Executive’s employment with Equant (including without limitation a termination of Executive’s employment with Equant as a result of Executive’s death) or (b) a Change in Control of Equant (the date on which the earlier to occur of (a) or (b) occurs shall be referred to herein as the “Calculation Date”), a lump-sum cash payment in an amount equal to the product of (x) U.S. Two Hundred Thousand Dollars ($200,000) multiplied by (y) the quotient of (i) the number of days from and including the Amendment Effective Date through and including the Calculation Date divided by (ii) 365. Notwithstanding the foregoing, no payment shall be made to Executive at any time pursuant to this paragraph 6.11 in the event Executive’s employment is terminated by Equant for Cause. Payment pursuant to this Article 6.11 shall be in addition to any other payments provided for in this Agreement with respect to a termination of Executive’s employment or a Change in Control of Equant.

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          7. Miscellaneous.

          (a) This Amendment shall not be canceled or amended in any way except by mutual agreement of the parties evidenced by a written instrument signed by both parties.

          (b) This Amendment shall be construed and enforced in accordance with the laws of the State of New York.

          (c) This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (d) The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

          IN WITNESS WHEREOF, Equant has caused this Amendment to be signed by its officer thereunto duly authorized and the Executive has signed this Amendment, all as of the day and year first above written.

EQUANT N.V.

By:	/s/ Jacques Champeaux

Title:
/s/ Didier Delepine

DIDIER DELEPINE

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Equant N.V.

Employment Agreement for Jacques Kerrest

          This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 20th day of May, 2003, between Equant N.V., a Dutch corporation (“Equant”) and Jacques Kerrest (the “Executive”).

          WHEREAS, Equant desires to retain the employment of Executive as Equant’s Chief Financial Officer, and Executive desires to serve Equant in such capacity;

          WHEREAS, Equant and Executive desire to set forth their agreement relating to the terms and conditions of such employment; and

          WHEREAS, the parties have agreed that this Agreement shall become effective on June 9, 2003 (the “Effective Date”).

          NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and of other good and valuable consideration which Equant and Executive have received and accept as sufficient, Equant and Executive agree as follows:

Article 1. Definitions

          In this Agreement:

          Cause means that, in Equant’s reasonable determination, the Executive (i) has committed an act of fraud, embezzlement, theft, or other criminal act constituting a felony (as determined by a finding, order, judgment, decree or plea nolo contendere in any court or administrative agency of competent jurisdiction, in any action or proceeding, whether civil, criminal, administrative or investigative); (ii) has been grossly negligent in the performance of any or all material terms of this Agreement for reasons other than Executive’s death, disability, or retirement; (iii) has committed any act of gross misconduct in the performance of his duties under this Agreement or is guilty of any conduct which, in the reasonable opinion of Equant brings Equant or any Group Company into serious disrepute; or (iv) has materially breached any of the terms of this Agreement.

          Chief Executive Officer means the Chief Executive Officer of Equant.

          Compensation Committee means the Compensation Committee of the Supervisory Board of Equant.

          Fair Market Value means the price of an ordinary share of Equant based on the average middle market quotation of an ordinary share of Equant on the Grant Date on any generally recognized stock exchange in the United States or Europe on which ordinary shares of Equant are publicly traded.

          General Meeting of Shareholders means an annual or extraordinary general meeting of the shareholders of Equant.

          Good Reason means that Equant either (i) reduces Executive’s Base Salary or Target Bonus opportunity from that in effect on the Effective Date (or from any higher Base Salary or Target Bonus opportunity that was put in effect as of any subsequent date); (ii) materially reduces Executive’s responsibilities, authority, title, or duties, or otherwise materially adversely changes his reporting relationships or working conditions, in each case other than to achieve optimization or efficiencies within the France Telecom Group; (iii) discontinues the bonus program referred to in Article 4.2(c) (except in extraordinary circumstances such as abnormal programs or losses) or the other benefit plans and programs referred to in Articles 4.3, 4.4, 4.5, and 4.6 (or any replacement plans or programs), in which Executive is eligible to participate in, unless such discontinuance satisfies Article 4.7; (iv) discontinues Executive’s participation in the plans and programs referred to in (iii) above without terminating the participation of similarly situated employees of Equant; (v) fails to make any equity or equity based grants contemplated by Article 4.6; (vi) relocates Executive’s principal office to other than in the Boston/Washington, D.C. corridor; or (vii) materially breaches any of the terms of this Agreement.

          Grant Date means the Effective Date; provided, however, if the Management Board, acting with the prior approval of the Supervisory Board, has not approved the grant of the Options under Article 4.6 on or before the Effective Date, such later date on which the Management Board, acting with the prior approval of the Supervisory Board, approves such grant.

          Group Company means any company which during the Term is a direct or indirect Subsidiary of Equant.

          Management Board means the Management Board of Equant.

          Subsidiary means any legal persons and companies that form the economic unit of Equant, linked together from an organisation point of view as set out in section 2.24b of the Dutch Civil Code; and

          Supervisory Board means the Supervisory Board of Equant.

Article 2. Position, Responsibilities and Term of Employment

     2.1 Position and Responsibilities. During the Term (as defined in Article 2.2 of this Agreement), Executive agrees to serve as Chief Financial Officer of Equant. In this capacity, Executive shall have overall responsibility for all accounting, finance and tax matters affecting Equant and its Group Companies and shall have such duties and responsibilities customarily assigned to individuals serving in such positions. Executive shall operate at all times under the supervision of the Chief Executive Officer. Subject to

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appointment by the General Meeting of Shareholders, Executive shall be a member of the Management Board.

     Executive shall devote his full time and undivided attention during normal business hours to the business and affairs of Equant and the Group Companies, except for reasonable vacations, illness, or other incapacity. Executive shall not engage in any venture or activity which Equant may, in good faith, consider to interfere with Executive’s performance of duties hereunder.

     2.2 Term of Employment. The Agreement shall be for an indefinite term, but may be terminated by Executive or Equant in accordance with Article 6 below. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term.”

Article 3. Location of Work

     Executive shall be principally based in Reston, Virginia/Washington D.C. metropolitan area. Executive agrees to undertake such domestic and international travel as may be reasonably required by Equant, including travel to Amsterdam, The Netherlands, and Paris, France.

Article 4. Compensation and Benefits

     Equant shall provide Executive with compensation and benefits as follows:

     4.1 Base Salary. Equant shall pay Executive an annual base salary (the “Base Salary”) of U.S. Four Hundred Thousand Dollars ($400,000). The Base Salary shall be paid in accordance with Equant’s customary payroll practices. The Base Salary shall be reviewed annually by the Compensation Committee, and may be increased but not decreased. Any increase in Base Salary considered appropriate by the Compensation Committee shall be effective as of the first day of a calendar year (or as of any other date determined by the Compensation Committee).

     4.2 Bonuses

     (a) Signing Bonus

          For the fiscal year 2003, Equant shall pay Executive a one-time signing bonus of One Hundred Thousand U.S. dollars ($100,000) (the “Signing Bonus”) within 30 days after the Effective Date.

     (b) 2003 Bonus

          Equant shall pay Executive in the first quarter 2004 a bonus of Two Hundred Thousand U.S. dollars ($200,000), representing the 2003 fiscal year bonus.

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     (c) Performance Bonus. Beginning in 2004, Equant shall provide Executive with the opportunity to earn an annual cash bonus for each calendar year (the “Performance Bonus”) The Performance Bonus shall be based upon Equant’s achievement of certain performance goals linked to Equant’s annual budget (the “Performance Goals”).

          The Performance Goals shall be proposed by the Chief Executive Officer and presented to the Compensation Committee for its approval prior to each fiscal year with respect to which the Performance Bonus relates. The amount of the Performance Bonus that shall be payable to Executive shall depend upon the achievement of the Performance Goals as outlined in the following table and shall be equal to Base Salary times seventy-five percent (75%) times the applicable Bonus Multiplier; provided that in the event that the percentage of Performance Goals Achieved by Equant is between the percentages of Performance Goals Achieved set forth in the table below, the Bonus Multiplier shall be linearly interpolated based upon the relative percentage of the Performance Goals Achieved as set forth in the table below. In all events, the Performance Bonus payable to Executive shall be as conclusively determined by the Compensation Committee, acting in good faith and in a reasonable manner.

          The target bonus (the “Target Bonus”) for each year shall be equal to 75% percent of the Executive’s Base Salary multiplied by the Bonus Multiplier specified in the table below as applicable when the Percentage of Performance Goals Achieved is on target (x=0%).

Percentage of Performance Goals Achieved
(where “x” represents performance in relation	Bonus
to Performance Goals)	Multiplier

X equal or lower than -20%	0
X equal -10%	.5
Target: X equal 0% or on target	.7
X equal +10%	.9
X equal or greater than +20%	1.4

          At Equant’s option, the Performance Bonus program described in this Article 4.2 (c) may be administered on a six-month, rather than an annual, basis.

     4.3 Retirement Benefits. Executive shall participate in any qualified and/or supplemental retirement plans that are made available to similarly situated employees of Equant, subject to the eligibility requirements and other provisions of such plans.

     4.4 Employee Welfare Benefits. Executive shall participate in all welfare benefit plans and arrangements that are made available from time to time to similarly situated employees of Equant, subject to the eligibility requirements and other provisions of such plans and

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arrangements. Such benefits shall include, but not be limited to, group life insurance, comprehensive health and major medical coverage, dental and vision coverage, annual vacation accruals, and short-term and long-term disability programs, and financial counseling and tax preparation services. Executive’s current vacation accrual is four (4) weeks per year. Vacation accrual does not carry over from year to year.

     4.5 Other Benefits. Equant agrees to provide Executive with an annual Equant-paid physical exam and an automobile allowance of $1,000.00 per month minus applicable taxes. Equant shall provide Executive with reimbursement on a net after-tax basis for all reasonable moving costs associated with Executive’s relocation to the Washington D.C. metropolitan area in accordance with Equant’s relocation policies for its senior executive officers.

     4.6 Equant 1998 Share Option Plan and Other Equity-Based Plans.

     (a) Executive shall be eligible to participate in the Equant 1998 Share Option Plan and to participate in such other equity or equity-based plans as may be implemented from time to time by Equant (collectively, the “Equity Plans”) on the terms described in this Article 4.6. As of the Grant Date, Equant shall grant to Executive options (the “Options”) pursuant to the Equant 1998 Share Option Plan (the “Option Plan”) to purchase Two Hundred Thousand (200,000) outstanding ordinary shares of Equant. Such Options shall be granted with an exercise price equal to the Fair Market Value of the underlying Equant ordinary shares on the Grant Date. Such Options shall vest in four approximately equal installments of one-fourth each on each anniversary of the Grant Date, beginning on the first anniversary of the Grant Date. In no event shall the Grant Date be later than one (1) month following the Effective Date.

     (b) Thereafter, Executive shall be eligible to receive grants under the Equity Plans commensurate with his position on terms no less favorable than grants made to other similarly situated employees of Equant. In addition, in the event Equant implements any other equity or equity-based plans, programs or arrangements, Executive shall be eligible to receive grants pursuant to any such plans, programs or arrangements commensurate with his position on terms no less favorable than grants made to other similarly situated employees of Equant.

     4.7 Right to Change Plans. Equant may change or discontinue any retirement, benefit or bonus plan, program or arrangement (other than the Performance Bonus program outlined in Article 4.2), that applies generally to Equant’s executives during the term of this Agreement, provided the change or discontinuance applies equally to each affected executive and does not affect any vested benefits of Executive under such plan, program or arrangement except to the extent provided thereunder.

Article 5. Expenses

Equant shall pay, or reimburse Executive, in accordance with Equant’s established guidelines, for all reasonable, ordinary and necessary expenses which Executive incurs in performing his duties under this Agreement. These expenses include, but shall not be

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limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees and expenses for membership in professional, business and civic associations, and societies, provided the Chief Executive Officer agrees that such membership is in the best interest of Equant.

Article 6. Termination of Employment

          Except as provided herein and notwithstanding Article 2.2, the Term shall end upon the earliest to occur of (i) a termination of Executive’s employment on account of Executive’s death, (ii) a termination of Executive’s employment due to Executive’s Disability, (iii) a termination of Executive’s employment by Equant for Cause, (iv) a termination of Executive’s employment by Equant without Cause, (v) a termination of Executive’s employment by Executive for Good Reason; or (vi) a termination of Executive’s employment by Executive without Good Reason, in each case, as described more fully in this Article 6. In the event of any such termination of the Term, Executive shall be entitled to receive the benefits set forth in this Article 6.

     6.1 Death. If Executive dies while employed by Equant, any benefits payable to Executive’s beneficiaries shall be determined under the retirement, survivor’s benefits, insurance, and other applicable programs of Equant then in effect. Equant’s obligations under Articles 4.1 and 4.2 of this Agreement shall expire immediately upon Executive’s death. However, Equant shall pay to Executive’s beneficiaries the sum of: (i) any earned but unpaid Base Salary, (ii) any unpaid bonuses under Articles 4.2(a) or (b), and (iii) any unpaid Performance Bonus earned by the Employee in the year preceding the date of termination (the amounts payable pursuant to clauses (i), (ii) and (iii) shall be collectively referred to as the “Accrued Obligations”) plus a pro rata portion of the Target Bonus under Article 4.2 (c) for the year of termination. In addition, Executive’s beneficiaries shall receive all other rights and benefits that Executive is vested in pursuant to other plans and programs of Equant (including, but not limited to, the retirement plans and the equity and equity-based incentive programs described in Articles 4.3 and 4.6). All awards granted to Executive pursuant to the equity and equity-based programs described in Article 4.6, including without limitation the Options shall vest and become exercisable upon such termination of employment. The Options shall remain exercisable by Executive’s beneficiaries for twelve (12) months following Executive’s termination of employment by reason of his death.

     6.2 Disability. If Executive becomes totally and permanently disabled while employed by Equant, Equant may terminate Executive’s employment upon determination of such total and permanent disability. For purposes of this Agreement, Executive shall be treated as “totally and permanently disabled” if he qualified for benefits under Equant’s long-term disability plan (a “Disability”). Equant’s obligations under Article 4.1 and 4.2 shall expire immediately upon such termination, however, Equant shall pay to Executive the Accrued Obligations through the date of such termination plus a pro rata portion of the Target Bonus under Article 4.2 (c) for the year of termination. In addition, Executive shall be entitled to benefits under Equant’s long-term disability plan, and Executive shall receive all other rights and benefits that he is vested in pursuant to other

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plans and programs of Equant (including, but not limited to, the retirement plans and the equity and equity-based programs described in Articles 4.3 and 4.6). All awards granted to Executive pursuant to the equity and equity-based programs described in Article 4.6, including without limitation the Options, shall vest and become exercisable upon such termination of employment. The Options shall remain exercisable by Executive or Executive’s legal representative, as the cause may be, for 6 months following Executive’s termination of employment by reason of his Disability.

     6.3 Termination by Executive Without Good Reason or by Equant for Cause.

     (a) Executive may terminate his employment without Good Reason at any time by giving written notice to Equant at least ninety (90) days before the effective date of such termination. (Equant may, in its discretion, require a termination date that is earlier than the termination date specified by Executive at the time of notice.)

     (b) Equant may terminate Executive’s employment at any time for Cause by giving Executive written notice specifying the conduct alleged to have constituted such Cause and providing Executive the opportunity to cure such conduct, if curable, within 20 days following receipt of such notice.

     (c) Upon the effective date of a termination under this Article 6.3, Equant shall pay Executive the Accrued Obligations, plus any other benefits in accordance with other plans and programs of Equant in which Executive is vested at the time of his termination (including, but not limited to, the retirement plans and equity and equity-based award programs described in Articles 4.3 and 4.6).

     (d) Following the termination of Executive’s employment under this Article 6.3, except as provided in Articles 5, 6, 7 and 8, Equant and Executive shall have no further obligations under this Agreement.

     6.4 Termination by Executive for Good Reason or by Equant Without Cause

     (a) Executive may terminate his employment at any time for Good Reason by giving written notice to Equant at least thirty (30) days before the effective date of such termination and providing Equant the opportunity to cure the circumstances giving rise to such Good Reason, if curable, within twenty (20) days following receipt of such notice. This notice must set forth in reasonable detail the facts and circumstances that give rise to a termination under this Article 6.4. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s failure to give notice of Good Reason under this Article 6.4 within six (6) months of the date of the occurrence of the act, event, failure to act or circumstance giving rise to Good Reason shall constitute a waiver of Executive’s right to terminate his employment for Good Reason solely with respect to such act, event, failure to act or circumstance.

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     (b) Equant may terminate Executive’s employment at any time, for any reason, other than for Cause, death or Disability, by giving Executive written notice at least ninety (90) days before the effective date of such termination.

     (c) Upon the effective date of a termination under this Article 6.4, Equant shall pay Executive, and/or in the case of (ii), (iv) and (v) provide for:

     (i) the Accrued Obligations through the effective date of such termination, plus payment of a Performance Bonus under Article 4.2(c) for the year of termination equal to an average of the amounts of Executive’s two most recent Performance Bonuses; provided, however, that in the event Executive has not received two Performance Bonuses prior to termination representing at least two full calendar years of employment (January 1 – December 31), the greater of Executive’s most recent Performance Bonus and the Target Bonus;

     (ii) any other benefits in accordance with other plans and programs of Equant in which Executive is vested at the time of his termination (including, but not limited to, the retirement plans and the equity and equity-based award programs described in Articles 4.3 and 4.6);

     (iii) a lump sum cash payment, payable within thirty (30) days following such termination, equal to twenty four (24) months of Base Salary in effect as of the effective date of termination plus the higher of (A) the average of the Performance Bonus paid under Article 4.2 (c) during the two years immediately prior to Executive’s termination of employment if Executive has been employed by Equant for at least two full calendar years of employment (January 1 – December 31); and (B) a pro rata portion of the Target Bonus under Article 4.2 (c) for the year of termination;

     (iv) continuation of health care benefits for twelve (12) months following the effective date of termination; provided, however, that such continuation shall terminate, if shorter, on the effective date of Executive’s coverage under a subsequent employer’s plan or policy; and

     (v) immediate vesting of the Options described in Article 4.6. The Options shall remain exercisable by Executive for a period of no less than three months following such termination.

     (d) Following the termination of Executive’s employment under this Article 6.4, except as provided in Articles 5, 6, 7 and 8, Equant and Executive shall have no further obligations under this Agreement.

Article 7. Nondisclosure and Nonsolicitation

     7.1 Nondisclosure of Confidential Information or Trade Secrets. During Executive’s employment with Equant, Executive agrees not to use or disclose any confidential information or trade secrets other than as required in connection with Executive’s duties hereunder. Without the prior written consent of Equant, Executive also

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agrees not to directly or indirectly disclose to any person any confidential information or trade secrets for the benefit of Executive or any other person following Executive’s termination of employment with Equant.

     For purposes of this Article 7, “confidential information” means information other than trade secrets, relating to Equant or the Group Companies, or their business or suppliers, that is not generally known by persons not employed by Equant or the Group Companies, and that Executive learned of as a result of his relationship with Equant and the Group Companies. For purposes of this Article 7, “trade secrets” mean any proprietary or confidential information relating to Equant or the Group Companies, or their business or suppliers, that is not generally known by persons not employed by Equant or the Group Companies, the disclosure of which would permit such persons to derive actual or potential value from, or to cause harm to, Equant or the Group Companies.

     This Article 7.1 shall not limit or otherwise interfere with Executive’s legal obligation to disclose information pursuant to federal or state law, provided Executive gives Equant advance written notice of the disclosure requirement and an opportunity to contest such requirement prior to disclosure.

     7.2 Inventions and Other Developments. Any invention, formula, technique, process, concept, system, program, or customer list without limitation, and to which Executive may otherwise have intellectual property rights, made or conceived by Executive during his employment with Equant and the Group Companies that relate to activities or proposed activities of Equant or the Group Companies (collectively referred to as “developments”) shall be the sole property of Equant or the Group Companies. Executive shall immediately disclose all developments to Equant in writing. Upon Equant’s request, Executive shall assign title to any developments to Equant.

     7.3 Return of Property. Upon termination of Executive’s employment with Equant, Executive shall return immediately all confidential information, trade secrets, and other property of Equant and the Group Companies, including, without limitation, all handbooks, training materials, reports, policy statements, software programs, and other materials acquired by Executive in connection with his employment with Equant and the Group Companies.

     7.4 Noncompetition; Nonsolicitation of Customers. For a period of one (1) year following Executive’s termination of employment with Equant for any reason, Executive shall not, without the prior written consent of Equant:

     (a) accept any position with, or material ownership interest in (defined as at least a five percent (5%) stockholder or having at least a five percent (5%) interest in profits), any other person, entity or business that is a direct competitor of Equant or any Group Company, except that the foregoing restriction shall not prevent Executive from accepting a position with any person, entity or business in the telecom industry that has directly competing operations provided that Executive’s responsibilities for such direct

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competitor exclude responsibility for any such competitive operations. Directly competing companies include, but are not limited to, AT&T, Infonet, British Telecom, Cable & Wireless, Vanco, Regional Bell Operating companies, MCI and Telefonica.

     (b) directly or indirectly solicit customers of Equant or any Group Company with whom Executive had contact relating to his employment within the 12-month period preceding his termination of employment.

     7.5 Nonsolicitation of Employees. For a period of one (1) year following termination of Executive’s employment with Equant for any reason, Executive shall not, without the prior written consent of Equant, directly or indirectly solicit for the purpose of taking away any person who is an employee of Equant or any Group Company or any person who is under contract with Equant or any Group Company.

     7.6 Remedies. Any breach of this Article 7 will entitle Equant to injunctive relief in addition to the right to seek monetary damages and any other remedy at law.

     Failure or delay of either party in exercising any right under this Article 7 will not constitute a waiver of that right.

Article 8. Indemnification

                 Equant hereby covenants and agrees, to the fullest extent permitted by applicable law, to indemnify and hold harmless Executive fully, completely, and absolutely against any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations under this Agreement.

Article 9. Assignment

     9.1 Assignment by Equant. This Agreement shall be binding on, and inure to the benefit of, any successor to Equant subject to Executive’s right to terminate this Agreement for Good Reason. For purposes of this Article 9.1, a “successor” shall mean any entity that acquires all or substantially all of the assets or the business of Equant through a merger, purchase, consolidation, or other similar transaction. Any “successor” entity shall be treated as Equant for all purposes under this Agreement. However, notwithstanding the assignment of this Agreement to a successor entity, Equant shall remain, with such successor, jointly and severally liable for Equant obligations under this Agreement.

                  If Equant fails to obtain the Agreement of a successor entity to assume this Agreement prior to the date on which such entity becomes a successor, Executive may terminate this Agreement for Good Reason under Article 6.

                  Except as specifically provided in this Article 9.1, this Agreement may not be assigned by Equant.

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     9.2 Assignment by Executive. Executive may not assign his duties under this Agreement to any other individual or entity. However, this Agreement may be enforced by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. In the event of Executive’s death before all benefits to which Executive is entitled to under this Agreement have been paid, the remaining benefits shall be paid to Executive’s devisee, legatee, or other designee or, in the absence of such designee, to Executive’s estate.

Article 10. Representations and Warranties.

          Executive represents and warrants to Equant that Executive is legally free to make and perform this Agreement, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations hereunder, and that the complete performance of Executive’s obligations hereunder will not violate any law, regulation, order or decree of any governmental or judicial body or contract by which he is bound. Executive agrees not to use in the course of Executive’s employment hereunder any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which he is bound or decision, law, regulation, order or decree of any governmental or judicial body.

Article 11. Dispute Resolution and Notice

     11.1 Dispute Resolution. Any controversy or claim arising out of this Agreement shall be settled by the selection of a neutral arbitrator and arbitration held in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

          The arbitration shall be held in the State of Virginia or such other place as the parties may agree to prior to such arbitration. The costs of arbitration shall be borne by the parties in the manner determined by the arbitrator.

     11.2 Notice. Any notices, requests, demands, or other communications required by this Agreement shall be in writing and either sent by (i) hand delivery; (ii) facsimile; or (iii) registered or certified mail. For purposes of this Agreement, notices shall be sent to the following addresses. Addresses may be changed by notification in writing to the other party in compliance with the provisions of this Agreement.

If to Equant:	Equant
12490 Sunrise Valley Drive
Reston Virginia 20196
Attention: President and CEO
Facsimile: (703) 689-8267

Copy to:	Equant

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12490 Sunrise Valley Drive
Reston, Virginia 20196
Attention: General Counsel
Facsimile: (703) 689-6690

If to Executive:

Article 12. Excise Tax Gross-Up

     12.1 In the event that Executive becomes entitled to any payment, award, benefit or distribution by Equant (in the aggregate, the “Total Payments”) that will be subject to the excise tax imposed by Section 4999 of the IRS Code or any corresponding provisions of state or local tax laws (the “Excise Tax”), then Equant shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and similar charges and Excise Tax upon the Gross-Up Payment provided for by this Article 12 (including FICA and FUTA), shall be equal to the Total Payments, provided, that no such payments may be made if such payment would result in a violation of any applicable law to which Executive is subject. Such payment shall be made by Equant to Executive as soon as practical following the effective date of termination under Article 6, but in no event beyond thirty (30) days from such date.

     12.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

     (a) Any other payments or benefits received or to be received by the Executive in connection with Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Equant or a Group Company shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(l) shall be treated as subject to the Excise Tax unless such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

     (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (x) the total amount of the Total Payments; or (y) the amount of excess parachute payments within the meaning of Section 280G(b)(l) (after applying clause (A) above); and

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     (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by Equant’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     12.3 For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the effective date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     12.4 In the event that it is subsequently determined that the Gross-Up Payment provided to Executive pursuant to this Agreement should have been greater, Equant shall immediately pay such additional amount to Executive.

     12.5 All determinations made pursuant to this Agreement shall be made by the persons who were Equant’s independent auditors or such other persons as are mutually acceptable to Equant and Executive.

Article 13. Miscellaneous

     13.1 Entire Agreement. This Agreement supersedes any prior Agreements or understandings, oral or written, between Equant or any Group Company and Executive with respect to the subject matter addressed herein and constitutes the entire Agreement between the parties on these matters.

     13.2 Modification. The Agreement shall not be canceled or amended in any way except by mutual Agreement of the parties evidenced by a written instrument signed by both parties.

     13.3 Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

     13.4 Counterparts. The Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     13.5 Tax Withholding. Equant may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required under any law or governmental regulation or ruling.

     13.6 Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the

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Compensation Committee or its designee. Executive may make or change such designation at any time.

Article 14. Governing Law

     The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Virginia.

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          IN WITNESS WHEREOF, Executive and Equant have executed this Agreement with effect as of the Effective Date.

Equant N.V.

/s/ JD Kerrest

Jacques Kerrest

/s/ Didier J. Delepine

By: Didier J. Delepine
Title: President and Chief Executive Officer